EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

by and between

HOOKER FURNITURE CORPORATION,

as Buyer,

and

HOME MERIDIAN INTERNATIONAL, INC.

as Seller

Dated as of January 5, 2016

EXHIBITS

Exhibit A	Escrow Agreement
Exhibit B	Restrictive Covenant Agreement
Exhibit C	Bill of Sale
Exhibit D	Assignment and Assumption Agreement
Exhibit E	IP Assignment Agreement
Exhibit F	R&W Insurance Policy

ANNEXES

Annex 1.1(a)	Applicable Accounting Principles
Annex 1.1(b)	Knowledge of the Buyer
Annex 1.1(c)	Permitted Liens
Annex 2.1(a)	Leased Real Property
Annex 2.1(c)	Tangible Personal Property
Annex 2.1(m)	Insurance Policy
Annex 2.4(f)	Actions

SCHEDULES

Schedule 4.1(a)	Foreign Qualifications
Schedule 4.2(a)	Capitalization of the Seller
Schedule 4.4(b)	Seller Required Approvals
Schedule 4.5(a)	Financial Statements
Schedule 4.5(b)	GAAP Exceptions
Schedule 4.7(a)	Material Contracts
Schedule 4.7(d)	Material Contracts Termination Exceptions
Schedule 4.9(a)	Former Locations
Schedule 4.9(b)	Leased Real Property
Schedule 4.9(c)	Third Party Interests in Leased Real Property
Schedule 4.10	Title to Tangible Personal Property and Numeria
Schedule 4.11(a)	Accounts Receivable
Schedule 4.11(b)	Inventory
Schedule 4.12	Litigation
Schedule 4.13(a)	Labor Matters
Schedule 4.13(b)	Employees
Schedule 4.13(d)	Compliance with Labor Laws
Schedule 4.14(a)	Employee Benefit Plans
Schedule 4.14(b)	ERISA
Schedule 4.14(g)	Welfare Benefits
Schedule 4.14(h)	Termination of Pension Plans
Schedule 4.14(j)	Plan Liability
Schedule 4.14(m)	Foreign Plans
Schedule 4.15(a)	Intellectual Property

v

Schedule 4.15(b)	Intellectual Property Not Owned or Licensed
Schedule 4.15(c)	Intellectual Property Infringement by Third Parties
Schedule 4.15(d)	Intellectual Property Infringement by Sellers
Schedule 4.15(e)	Registered Intellectual Property
Schedule 4.15(f)	Development of Intellectual Property
Schedule 4.15(h)	Interference with Intellectual Property
Schedule 4.16(a)	Taxes
Schedule 4.16(b)	Compliance with Tax Law
Schedule 4.16(c)	Tax Audits and Proceedings
Schedule 4.17(a)	Environmental Matters
Schedule 4.18	Insurance Policies
Schedule 4.19	Brokers
Schedule 4.22	Customers
Schedule 4.23	Suppliers
Schedule 4.24	Product Warranties and Liabilities
Schedule 4.25(a)	Compliance with Laws
Schedule 4.25(b)	Permits
Schedule 4.26	Related Party Transactions
Schedule 4.27(b)	Absence of Certain Developments
Schedule 5.4(b)	Consents, Approvals, and Authorizations
Schedule 5.5	Litigation
Schedule 5.6	Brokers
Schedule 8.2(e)	Seller Required Approvals

Pursuant to Rule 601(b)(2) of Regulation S-K, Hooker Furniture Corporation agrees to furnish supplementally to the Securities and Exchange Commission, upon request, any omitted schedules or similar attachments to Exhibit 2.1.

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), is made as of January 5, 2016 by and between Hooker Furniture Corporation, a Virginia corporation (the “Buyer”), and Home Meridian International, Inc., a Virginia corporation (the “Seller”).

WHEREAS, the Seller is engaged in an asset-lite global business in the home and hospitality furniture industry, providing tech-enabled design, sourcing and distribution solutions as a sourcing and fulfillment provider of wood and upholstered furniture to the club, department store, specialty, rental, internet, hospitality and traditional distribution channels (the “Business”);

WHEREAS, upon the terms and subject to the conditions set forth herein, the Seller desires to sell and transfer to the Buyer, and the Buyer desires to acquire from the Seller the Purchased Assets (as defined below);

WHEREAS, in connection with the acquisition of the Purchased Assets by the Buyer, and upon the terms and subject to the conditions set forth herein, the Buyer desires to assume from the Seller certain responsibilities, duties, liabilities and obligations of the Seller constituting Assumed Liabilities hereunder (as defined below);

WHEREAS, the holders of the outstanding capital stock of the Seller have unanimously consented to the execution and delivery of this Agreement and the transactions contemplated hereby, including the sale of the Purchased Assets; and

WHEREAS, concurrently with the execution of this Agreement, the Buyer has entered into employment agreements with, or extended offers of employment to, each of the Key Employees (as defined below) setting forth the terms of employment and compensation packages applicable to such Key Employee upon the Closing, which agreements or offers are conditioned upon the Closing (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 General.  As used in this Agreement, the following terms shall have the following meanings:

“Accounting Expert” means a nationally recognized top-ten independent public accounting firm that has not previously been engaged by any of the Parties in the twenty-four (24) months preceding the Closing Date and that is agreed upon by the Buyer and the Seller in writing.

“Acquisition Proposal” has the meaning set forth in Section 6.17.

“Action” means any litigation, suit, claim, action or proceeding.

“Adjusted Stock Consideration Value” means $15,000,000 plus (a) the Estimated Working Capital Overage, if any, estimated in accordance with Section 2.6, or minus (b) the Estimated Working Capital Underage, if any, estimated in accordance with Section 2.6.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning set forth in the Preamble.

“Alternate Financing” has the meaning set forth in Section 6.13(a).

“Anti-Bribery Laws” has the meaning set forth in Section 4.27(a).

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“Applicable Accounting Principles” means United States generally accepted accounting principles applied in a manner consistent with the preparation of the Balance Sheet, including with respect to the application of the same practices, procedures, judgments, policies and assumptions as the Balance Sheet (but only to the extent that such practices, procedures, judgments, policies and assumptions are in accordance with United States generally accepted accounting principles) and those practices, procedures, judgments, policies and assumptions set forth on Annex 1.1(a).

“Assignment and Assumption Agreements” has the meaning set forth in Section 3.2(f)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumed Plans” has the meaning set forth in Section 6.10(b).

“Balance Sheet” has the meaning set forth in Section 4.5(a).

“Balance Sheet Date” has the meaning set forth in Section 4.5(a).

“Benefit Plan” has the meaning set forth in Section 11.5(b).

“Bills of Sale” has the meaning set forth in Section 3.2(f)(i).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in the Commonwealth of Virginia or State of New York are authorized or obligated by Law or executive order to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Claims” has the meaning set forth in Section 10.2(b).

“Buyer Common Stock” means the common stock of the Buyer, no par value.

“Buyer DC Plan” has the meaning set forth in Section 6.10(d).

“Buyer Disclosure Schedule” has the meaning set forth in Article V.

“Buyer Fundamental Representations” has the meaning set forth in Section 10.1(a).

“Buyer Indemnified Parties” has the meaning set forth in Section 10.2(b).

“Buyer Material Adverse Effect” means any event, circumstance, occurrence, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on the business of the Buyer and its Subsidiaries, taken as a whole, or the ability of the Buyer to perform any of its obligations under this Agreement, including to consummate the transactions contemplated under this Agreement within the timeframes contemplated by this Agreement; provided that the following shall not constitute a Buyer Material Adverse Effect: (a) events, circumstances, occurrences, changes and effects (whether short-term or long-term) arising from or relating to (i) general business or economic conditions, including such conditions related to the business of the Buyer and its Subsidiaries and the industries in which they operate; (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack on the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iii) financial, banking or securities markets (including any disruption of such markets, any decline in the price of any security or any market index (other than, for the avoidance of doubt, a decline in the price, or change in the trading volume, of Buyer’s common stock on NASDAQ, in which event the facts and circumstances underlying such occurrence(s) may, except as otherwise provided in subsections (a)(i) through and including (a)(v) of this definition, be considered in determining whether a Buyer Material Adverse Effect has occurred)); (iv) changes in GAAP or interpretations thereof; (v) changes in Law or other binding directives issued by any Governmental Authority; (vi) earthquakes, hurricanes, floods or other natural disasters; (vii) any actions taken, or failures to take action, or other such events, circumstances, occurrences, changes or effects, in each case, to which the Seller has consented; (viii) the taking of any action expressly contemplated by this Agreement; or (ix) the announcement, pendency or completion of this Agreement or the transactions contemplated by this Agreement; or (b) any failure to meet any forecast of revenue, earnings, cash flow or other data for any period or any change to such forecast; provided, however, that the facts and circumstances underlying any such failure may, except as otherwise provided in subsections (a)(i) through and including (a)(ix) of this definition, be considered in determining whether a Buyer Material Adverse Effect has occurred.

Notwithstanding the foregoing, if any matter described in any of the clauses (a)(i) through (v) above has had a disproportionate effect on the results of operation, condition (financial or otherwise), assets or liabilities of the Buyer and its Subsidiaries as compared to companies in the industries in which they compete, then the impact of that event on the Buyer and its Subsidiaries must be taken into account to determine whether a Buyer Material Adverse Effect has occurred or would reasonably be expected to occur.

“Buyer SEC Documents” has the meaning set forth in Section 5.11.

“Buyer Share Amount” means a number of Buyer Shares equal to (rounded up to the nearest whole share) (x) the Adjusted Stock Consideration Value divided by (y) the mean closing price of the Buyer Common Stock as reported in the NASDAQ Stock Market Composite Transactions quotations, as quoted in the Wall Street Journal, for the fifteen (15) Trading Days immediately preceding the Closing Date; provided that the Buyer Share Amount shall be proportionately adjusted to reflect any splits, combinations, stock dividends, recapitalizations, reorganizations or reclassifications with respect to the Buyer Shares or any transaction in which the Buyer Shares are converted into other securities or cash, in each case, occurring between the first and last Trading Day used in the calculation of the mean closing price pursuant to clause (y).

“Buyer Shares” means shares of Buyer Common Stock.

“Buyer Termination Fee” has the meaning set forth in Section 9.2(c)(i).

“Cash Consideration” means $85,000,000.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment Letter” has the meaning set forth in Section 5.7.

“Competing Business” means the business of designing, manufacturing, selling and/or distributing furniture to the club, department store, specialty, rental, internet, hospitality and traditional distribution channels.

“Confidentiality Agreement” has the meaning set forth in Section 6.3(c).

“Contract” means any contract, lease, license, legally binding commitment, indenture, note, bond, purchase order or other agreement.

“control” (including the terms “controlled by” and “under common control with” and other correlative terms thereof) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Covered Party” means any Indemnified Party or R&W Insurance Policy Beneficiary, as the case may be.

“Data Privacy and Security Laws” means any Law governing (a) the proper use, collection, recording, storing, altering, retrieving, consulting, transferring, disclosing (whether authorized or unauthorized) or otherwise processing personally identifiable information regarding an individual who can be identified from such data or from such data and other information in the possession of the Seller (e.g., customer name, street address, telephone number, e-mail addresses, credit card or other payment information, social security numbers, driver’s license numbers or biometric data), (b) notification to individuals or Governmental Authorities upon loss, unauthorized access or other misuse of personal data and (c) the administrative, technical, or physical controls that protect personally identifiable information from unauthorized access, use or disclosure.  Data Privacy and Security Laws shall also specifically include (i) the Payment Card Industry Standard (PCI DSS), which ensures the security of credit card transactions and related personal financial information, even in jurisdictions where PCI DSS has not been expressly adopted by the legislature and (ii) the standards promulgated by the National Institute of Standards and Technology (NIST) as it relates to the protection and security of personal data.

“Disclosure Schedule” has the meaning set forth in Article IV.

“Employees” has the meaning set forth in Section 6.10(a).

“Environmental Claim” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, or other legal proceeding, letter, or other written communication from any Governmental Authority or Third Party alleging violations of Environmental Laws or Releases of Hazardous Materials in violation of Environmental Laws from or onto any facilities which received Hazardous Materials generated by the Seller or any of its Subsidiaries.

“Environmental Laws” means any applicable Law imposing liability or establishing requirements for the use, storage, and disposal of Hazardous Materials, including CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., as amended; the Clean Air Act, 42 U.S.C. 7401 et seq., as amended; and the Clean Water Act, 33 U.S.C. 1251 et seq., as amended, and any other foreign, multijurisdictional, state or local equivalents of such Laws and amendments thereto, in each case to the extent in effect on the Closing Date.

“Environmental Liabilities” means liabilities incurred as a result of any violations of Environmental Laws or claim or demand by any Governmental Authority or any third party and which relate to any violation or alleged violation of Environmental Laws or the presence, Releases or threatened Releases of Hazardous Materials.

“ERISA” means Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”  means any entity which is (or at any relevant time was) a member of a “controlled group of corporations” under “common control” or in “an affiliated service group” with the Seller within the meaning of Section 414(b), (c) or (m) of the Code.

“ERISA Affiliate Liability” means any actual or contingent obligation, liability or expense of the Seller or any of its ERISA Affiliates under or in respect of any employee benefit plan under any statute or regulation that imposes liability on a so-called “controlled group” or similar basis  and which relates to having been an ERISA Affiliate or otherwise having been related on such a “controlled group” or similar basis, or successor prior to the Closing Date with respect to any other Person, other than any obligation, liability or expense that solely relates to an Assumed Plan.

“Escrow Agent” means JPMorgan Chase Bank, NA.

“Escrow Agreement” means the eighteen (18) month Escrow Agreement among Buyer, the Seller and Escrow Agent, substantially in the form of Exhibit A.

“Escrow Amount” means $500,000.

“Escrow Fund” has the meaning set forth in Section 3.3.

“Escrow Termination Date” has the meaning set forth in Section 3.3.

“Estimated Working Capital Overage” has the meaning set forth in Section 2.6.

“Estimated Working Capital Underage” has the meaning set forth in Section 2.6.

“Exchange Act” has the meaning set forth in Section 5.11.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended or any other similar Law which makes unlawful payments to Governmental Authorities or international non-governmental agencies and their employees in exchange for favorable treatment or benefits not otherwise available but for such payments.

“Final Net Working Capital” has the meaning set forth in Section 2.7(a).

“Financial Statements” has the meaning set forth in Section 4.5(a).

“Financing” has the meaning set forth in Section 5.7.

“Former Locations” has the meaning set forth in Section 4.9(a).

“FTC” means the Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality or district; (b) federal, state, local, municipal, foreign or other government; or (c) governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, officer, official, organization, unit, body or entity and any court or other tribunal).

“Hazardous Materials” means (a) those substances defined in or regulated as hazardous or toxic substances, materials, or wastes under Environmental Laws, including without limitation any (i) “hazardous substance” as defined in CERCLA, (ii) ”hazardous waste” as defined in Resource Conservation and Recovery Act, 42 U.S.C. 6901 et. seq., as amended, and all Laws promulgated pursuant thereto or in connection therewith; and (b) asbestos, asbestos-containing material, presumed asbestos-containing material; and (c) petroleum, petroleum products, crude oil or any fraction thereof, urea formaldehyde and polychlorinated biphenyls.

“HMI 401(k) Plan” has the meaning set forth in Section 6.10(d).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means U.S. federal, state or local Taxes based upon or measured by net income or capital gain (but not any gross income Taxes and not any withholding Taxes or payroll, employment or employee Taxes).

“Indebtedness” means, with respect to any Person and without duplication, all obligations contingent or otherwise, in respect of: (a) all indebtedness for borrowed money including with respect to deposits or advances of any kind (other than ordinary trade accounts payable); (b) indebtedness evidenced by notes, debentures, or similar instruments (other than ordinary trade accounts payable); (c) capitalized lease obligations recorded in accordance with GAAP; (d) the deferred purchase price of assets, services or securities (other than ordinary trade accounts payable); (e) all letters of credit or similar facilities to the extent drawn upon; (f) all payment obligations under any interest rate swap agreement or arrangement entered into for the purpose of limiting or managing interest rate risk; (g) outstanding accounts payable more than 120 days past due; (h) all guarantees of any of the foregoing by such Person; and (i) interest, premium, fees, expenses, penalties (including prepayment and early termination penalties) and other amounts owing in respect of the items described in the foregoing clauses (a) through (h).

“Indemnification Claims” has the meaning set forth in Section 10.2(b).

“Indemnified Party” has the meaning set forth in Section 10.4.

“Indemnitor” has the meaning set forth in Section 10.4.

“Insurance Policies” has the meaning set forth in Section 4.18.

“Insurer” has the meaning set forth in Section 6.15.

“Intellectual Property” means (a) trademarks, service marks, trade dress, logos, slogans, domain names, social media accounts and handles, and trade names used in the Business, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (collectively, “Marks”); (b) all patents, patent applications and patent disclosures used in the Business, together with all reissuances, continuations, continuations-in-part, divisions, revisions, reexaminations, certificate of invention and design patents, and all improvements thereon and extensions thereof (collectively, “Patents”); (c) all copyrightable works and copyrights in both published works and unpublished works used in the Business, including related registrations and applications (collectively, “Copyrights”); (d) all information used in the Business that is confidential and proprietary  to Seller, including, trade secrets, ideas, inventions (whether or not patentable), research and development, know-how, business and marketing plans and proposals, formulae, compositions, assembly processes and techniques, manufacturing processes and techniques, production processes and techniques, technical data, designs, drawings, specifications, customer and supplier information, including customer and supplier identities, contact information, pricing and cost information); (e) all software, software versions and releases, and current ongoing or incomplete unreleased products, and all source code, executable code, data, databases, and related documentation (collectively, “Software”); (f) all other proprietary rights relating to any of the foregoing; and (g) all copies and tangible embodiments of any and all of the foregoing.

“Intellectual Property Assignment Agreement” has the meaning set forth in Section 3.2(f)(vii).

“Inventory” has the meaning set forth in Section 2.1(b).

“IRS” has the meaning set forth in Section 2.8.

“Key Employees” shall mean each of George Revington, Lamont Hope, Doug Townsend, Page Wilson, Lee Boone, Shawn Cantrell, Greg Noe and David Wisniewski.

“Knowledge of the Buyer” means the actual knowledge of those persons listed in Annex 1.1(b).

“Knowledge of the Seller” means the actual knowledge of a Key Employee and solely with respect to the representations and warranties contained in each of Section 4.9 and Section 4.17, the actual knowledge of David Whitley and Sherilyn Carton.

“Law” means any law (statutory, common, or otherwise), including any statute, ordinance, regulation, rule, code, executive order, administrative decision, injunction, judgment, decree or other order of a Governmental Authority.

“Lease” has the meaning set forth in Section 4.9(b).

“Leased Real Property” has the meaning set forth in Section 2.1(a).

“Lien” means any liens, mortgages, encumbrances, pledges, security interests, or other charges of any kind on or with respect to any property (real or personal) or property interest.

“Loss” or “Losses” means any and all actual out of pocket losses, damages, liabilities, obligations, reasonable costs and expenses (including reasonable attorney’s fees), interest, awards, judgments, fees and penalties or other damages actually sustained, suffered or incurred by the Party seeking indemnification pursuant to this Agreement; provided, however, that Losses shall not include (i) punitive damages or any special, incidental, indirect, or consequential damages of any kind or nature, regardless of the form of action through which damages are sought; (ii) lost profits (including loss of profit or revenue, any multiple of reduced cash flow, or any adjustments based on price to earnings or similar ratios), interference with operations, or loss of customers, tenants, lenders, investors, or buyers, or diminution in the value of property; (iii) any amounts which have been taken into account in the calculation of the Final Net Working Capital; and (iv) any amounts recoverable by the Buyer Indemnified Parties as proceeds under any insurance policy or other contribution arrangement actually received by a Buyer Indemnified Party in respect thereof net of any direct cost and expense (including reasonable attorneys’ fees and expenses) to the Buyer Indemnified Parties associated with such recovery or collection, and any deductibles, retentions or similar costs or payments.

“made available” means that a copy of the referenced item was provided electronically in the Merrill data room for Project Phoenix three Business Days prior to the date of this Agreement.

“Material Adverse Effect” means any event, circumstance, occurrence, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on the Business of the Seller, taken as a whole or the ability of the Seller to perform any of its obligations under this Agreement, including to consummate the transactions contemplated under this Agreement within the timeframes contemplated by this Agreement; provided that the following shall not constitute a Material Adverse Effect: (a) events, circumstances, occurrences, changes and effects (whether short-term or long-term) arising from or relating to (i) general business or economic conditions, including such conditions related to the Business and the industries in which the Seller operates; (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack on the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iii) financial, banking or securities markets (including any disruption of such markets, any decline in the price of any security or any market index); (iv) changes in GAAP or interpretations thereof; (v) changes in Law or other binding directives issued by any Governmental Authority; (vi) earthquakes, hurricanes, floods or other natural disasters; (vii) any actions taken, or failures to take action, or such other events, circumstances, occurrences, changes or effects, in each case, to which the Buyer has consented; (viii) the taking of any action expressly contemplated by this Agreement; or (ix) the announcement, pendency or completion of this Agreement or the transactions contemplated by this Agreement (including the threatened or actual impact on the relationships of the Seller with customers, vendors, suppliers, distributors, joint venture partners, landlords or employees (including the threatened or actual termination, suspension, modification or reduction of such relationships) and including any communications by the Buyer or any of its Affiliates regarding their plans or intentions with respect to the conduct of the business or the ownership and operation of the assets of the Seller); or (b) any failure to meet any forecast of revenue, earnings, cash flow or other data for any period or any change to such forecast; provided, however, that the facts and circumstances underlying any such failure may, except as otherwise provided in subsections (a)(i) through and including (a)(ix) of this definition, be considered in determining whether a Material Adverse Effect has occurred.

Notwithstanding the foregoing, if any matter described in any of the clauses (a)(i) through (v) above has had a disproportionate effect on the results of operation, condition (financial or otherwise), assets or liabilities of the Business as compared to companies in the industries in which the Business competes, then the impact of that event on the Business must be taken into account to determine whether a Material Adverse Effect has occurred or would reasonably be expected to occur.

“Material Contracts” has the meaning set forth in Section 4.7(a).

“Net Working Capital” means, as of the Closing, (a) the sum of accounts receivable, Inventory and prepaid expenses and other current assets of the Seller, other than any Excluded Assets, less (b) the sum of accounts payable, accrued expenses and other current liabilities of the Seller including, for the avoidance of doubt, annual bonus amounts for members of management of the Seller that are accrued and expensed but not paid by the Seller in the ordinary course of business prior to the Closing Date, other than any Excluded Liabilities.  For the avoidance of doubt, in calculating the Net Working Capital, Buyer shall be able to use relevant information available up until the time in which the Net Working Capital Statement is delivered; provided that the Buyer shall provide the Seller and its Representatives the right to observe and participate in any physical count of the Inventory of the Business to be used in the calculation of Net Working Capital.

“Net Working Capital Estimate” has the meaning set forth in Section 2.6.

“Net Working Capital Statement” has the meaning set forth in Section 2.7(a).

“Net Working Capital Target” means $51,463,905.

“New Plans” has the meaning set forth in Section 6.10(c).

“Notice of Disagreement” has the meaning set forth in Section 2.7(f).

“Numeria” means HM Numeria Co., a Cayman Islands exempted company and wholly-owned subsidiary of the Seller.

“Old Plans” has the meaning set forth in Section 6.10(c).

“Order” means any order, writ, judgment, injunction, decree, determination, license, award or other requirement of any Governmental Authority.

“Outside Date” has the meaning set forth in Section 9.1(b)(i).

“Parties” means each of the parties to this Agreement and “Party” means any of the parties to this Agreement.

“Permits” has the meaning set forth in Section 4.25(b).

“Permitted Lien” means (a) any and all mechanics’, carriers’, workmen’s, common carrier, repairmen’s, warehousemen’s or other similar Liens arising by operation of law or incurred in the ordinary course of business; (b) Liens that relate to Taxes, levies, assessments and any other governmental charges which are neither due, nor delinquent, nor are being contested in good faith by appropriate proceedings and are adequately reserved for in the books and records of the Business; (c) other imperfections of title or encumbrances, if any, which imperfections of title or other encumbrances, individually or in the aggregate, do not materially impair the use or value of the property to which they relate; (d) zoning, building codes, and other land use laws regulating the use or occupancy of property owned or leased by the Seller, as applicable, or activities conducted thereon; (e) any other Liens that will be terminated at or prior to Closing in accordance with this Agreement; (f) Liens imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business; (g) pledges or deposits to secured obligations under workers’ compensation laws or similar Law; (h) utility easements for electricity, gas, water, sanitary, sewer, surface water drainage or other general easements granted to Governmental Authorities in the ordinary course of development or operating real property; (i) any recorded utility company rights, easements or franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any real property; (j) any and all restrictions, easements, encumbrances, agreements and other matters of record attaching title to any real property; (k) terms and conditions of any lease for Leased Real Property; (l) terms and conditions of any lease for Leased Real Property; (m) in the case of any Leased Real Property, the rights of any lessor and under any statutory lien for amounts that are not yet due and payable or are being contested in good faith, unless and to the extent waived by the lessor under the terms of the applicable Lease; (n) Liens resulting from securities laws; (o) any facts or circumstances that an accurate survey would show which, individually or in the aggregate, do not materially impair the use (as used by the Business consistent with past practice) of the property to which they relate; (p) easements, rights of way, restrictive covenants, encumbrances and all other matters that would be uncovered in a search of the public records and may otherwise appear as exceptions to a title commitment issued by a real property title company; and (q) any other Liens set forth in Annex 1.1(c).

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or any other entity, including a Governmental Authority.

“Plan” has the meaning set forth in Section 4.14(a).

“Proration Period” has the meaning set forth in Section 7.2.

“Purchase Price” has the meaning set forth in Section 2.5.

“Purchase Price Allocation” has the meaning set forth in Section 2.8.

“Purchased Assets” has the meaning set forth in Section 2.1.

“R&W Insurance Policy” has the meaning set forth in Section 6.15.

“R&W Insurance Policy Beneficiary” means any Person who is a beneficiary under the R&W Insurance Policy.

“Registered Intellectual Property” means Seller Owned Intellectual Property that is the subject of any registration that is currently in effect, or any pending applications, including registered or issued Patents, Copyrights, and Marks.

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers, or other closed receptacles containing Hazardous Materials) into the environment.

“Representative” means, with respect to any Person, the directors, officers, employees, accountants, financing sources, members, owners, partners, accountants, consultants, advisors, attorneys, agents (including financial and legal advisors), and other representatives of a Person.

“Responsible Party” has the meaning set forth in Section 10.5(a).

“Restrictive Covenant Agreement” means the Restrictive Covenant Agreement, dated as of the Closing Date, by and between the Buyer and Cerberus Capital Management, L.P., in the form attached hereto as Exhibit B.

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.11.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Seller Cap” has the meaning set forth in Section 10.3(a).

“Seller Claims” has the meaning set forth in Section 10.2(a).

“Seller Deductible” has the meaning set forth in Section 10.3(a).

“Seller Designee” means a Person that has been designated in a letter agreement between the Seller and the Buyer, including the Persons receiving Cash Consideration or Stock Consideration as set forth in Section 3.2.

“Seller Fundamental Representations” has the meaning set forth in Section 10.1(a).

“Seller Indemnified Parties” has the meaning set forth in Section 10.2(a).

“Seller Insurance Policies” has the meaning set forth in Section 6.2(a).

“Seller Licensed Intellectual Property” means exclusive or non-exclusive rights or interests in Intellectual Property owned by a Third Party and licensed to the Seller for use in the Business.

“Seller Owned Intellectual Property” means Intellectual Property owned by or registered in the name of the Seller.

“Seller Releasee” means (a) any direct or indirect holder of equity interests or securities in the Seller and its Subsidiaries (whether limited or general partners, members, stockholders, or otherwise) and (b) any director, officer, or employee of (i) the Seller and its Subsidiaries or (ii) any Person who controls, directly or indirectly, the Seller and its Subsidiaries.

“Seller Required Approvals” has the meaning set forth in Section 4.4(b).

“Stock Consideration” has the meaning set forth in Section 2.5.

“Subsidiary” means, with respect to any Person, any Person (i) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date; or (ii) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses, are, as of such date, owned, controlled, or held by the applicable Person or one or more subsidiaries of such Person or a combination thereof.

“Tangible Personal Property” has the meaning set forth in Section 2.1(c)

“Tax” or “Taxes” means all U.S. federal, state, local, foreign, and other net income, gross income, gross receipts, value-added, sales, use, ad valorem, escheat, transfer, franchise, profits, license, lease, service, service use, capital stock, social security (or similar), unemployment, disability, withholding, payroll, employment, excise, severance, stamp, occupation, registration, premium, real property, personal property, alternative or add-on minimum, estimated, windfall profits, customs duties, or other taxes or fees of any kind whatsoever imposed by any Governmental Authority, together with any interest, and any penalties or additions to tax with respect thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person. For purposes of this Agreement, “Taxes” also includes any liability for the payment of any amount of any type of Tax resulting from a Person being a transferee or a member of an affiliated, combined, unitary, or consolidated group prior to Closing.

“Tax Returns” means any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including information returns, claims for refunds of Taxes and any amendments, supplements or attachments to any of the foregoing.

“Third Party” means any Person other than the Buyer and its Subsidiaries and the respective Representatives of the Buyer and its Subsidiaries.

“Third Party Acquisition” has the meaning set forth in Section 6.17.

“Third Party Claims” has the meaning set forth in Section 10.5(a).

“Trading Day” means a day on which the NASDAQ Stock Market is open for trading and the Buyer Common Stock is being publicly traded on such market.

“Transaction Documents” means this Agreement, the Bills of Sale, the Assignment and Assumption Agreements, the Intellectual Property Assignment Agreement, the Escrow Agreement, the R&W Insurance Policy, the Restrictive Covenant Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

“Transfer Tax” has the meaning set forth in Section 7.1.

“WARN Act” means the Worker Adjustment and Retraining Notification, 29 U.S.C. 2101 and any similar applicable state Law.

“Warranty Loss” or “Warranty Losses” means any and all losses, damages, liabilities, obligations, reasonable costs and expenses (including reasonable attorney’s fees), interest, awards, judgments, fees and penalties or other damages actually sustained, suffered or incurred by the Party seeking indemnification pursuant to this Agreement; provided, however, that Warranty Losses shall not include (i) punitive damages; and (ii) any amounts which have been taken into account in the calculation of the Final Net Working Capital.

ARTICLE II

PURCHASE AND SALE OF PURCHASED ASSETS

Section 2.1 Purchase and Sale of Purchased Assets.  Except as otherwise provided in this Agreement, upon the terms and subject to the conditions of this Agreement, the Buyer hereby agrees to purchase from the Seller, and the Seller hereby agrees to sell, convey, transfer, assign and deliver to the Buyer, all of the Seller’s right, title and interest in, to and under all of the assets of the Seller other than the Excluded Assets (the “Purchased Assets”), wherever located, whether real, personal or mixed, tangible or intangible, as the same shall exist as of the Closing, including the following assets and properties:

(a) the Seller’s interests in any real property leases (the “Leased Real Property”), including the Leased Real Property listed on Annex 2.1(a), together with all buildings, structures, installations, fixtures, trade fixtures, building equipment and other improvements owned by the Seller located on or attached to the Leased Real Property;

(b) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Seller (“Inventory”);

(c) all fixed assets and tangible personal property owned by the Seller, including machinery, equipment, automobiles, trucks, tractors, trailers, tools, jigs and dies, furniture, office equipment, computer hardware, goods and other supplies of the Seller (collectively, the “Tangible Personal Property”), including the Tangible Personal Property listed on Annex 2.1(c);

(d) all Seller Owned Intellectual Property and goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against past, present and future infringements thereof, and rights to protection of past, present and future interests therein under the laws of all jurisdictions, including the Registered Intellectual Property listed on Section 4.15(a) of the Disclosure Schedule;

(e) all of the Seller’s agreements, Contracts, mortgages, instruments, Liens, guarantees and other similar arrangements and its rights thereunder;

(f) all of the Seller’s accounts, notes, debentures and other billed and unbilled receivables;

(g) all of the Seller’s claims, deposits, prepaid expenses, advance payments, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment, except to the extent in respect of any Excluded Asset;

(h) all of the Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(i) all of the Seller’s franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from a Governmental Authority, including those listed on Section 4.25(b) of the Disclosure Schedule, to the extent transferable;

(j) all of the Seller’s books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports and other printed or written materials;

(k) all of the Seller’s goodwill and going concern value;

(l) the Assumed Plans and all of Seller’s rights in and with respect to the assets associated with the Assumed Plans; and

(m) the Seller’s insurance policies set forth on Annex 2.1(m) and all rights to applicable claims and proceeds thereunder.

Section 2.2 Excluded Assets.  Each of the Parties expressly understands and agrees that, notwithstanding anything to the contrary contained herein, the following assets and properties of the Seller prior to the Closing (the “Excluded Assets”) shall be excluded from the Purchased Assets and shall remain assets and properties of the Seller, as applicable, following the Closing:

(a) all cash and cash equivalents, bank accounts and securities of the Seller;

(b) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of the Seller;

(c) except as set forth in Annex 2.1(m), all insurance policies of the Seller and, except as set forth in Section 6.2, all rights to applicable claims and proceeds thereunder, including all officers’ and directors’ liability insurance policies;

(d) all Tax assets (including duty and Tax refunds and prepayments) of the Seller;

(e) all rights to any action, suit or claim of any nature available to or being pursued by the Seller, whether arising by way of counterclaim or otherwise, in respect of any other Excluded Asset or Excluded Liability;

(f) all guarantees, warranties, indemnities and similar rights in favor of the Seller in respect of any other Excluded Asset or Excluded Liability;

(g) all rights of the Seller under the Transaction Documents;

(h) all records, correspondence and other materials prepared by or on behalf of the Seller in connection with the sale of the Purchased Assets to the Buyer;

(i) the Home Meridian International, Inc. Change in Control Bonus Plan and all of the Seller’s rights in and with respect to the assets associated with the Home Meridian International, Inc. Change in Control Bonus Plan; and

(j) all of the Seller’s equity interests in Numeria.

Section 2.3 Transfer and Assumption of Assumed Liabilities.  Subject to the terms and conditions of this Agreement, concurrently with the purchase of the Purchased Assets, (a) the Seller hereby conveys, assigns and transfers to the Buyer any and all liabilities and obligations of the Seller, other than the Excluded Liabilities expressly set forth in Section 2.4 below (the “Assumed Liabilities”), and (b) the Buyer hereby assumes and agrees to pay, perform and discharge when due, all of the Assumed Liabilities.

Section 2.4 Excluded Liabilities.  Notwithstanding any provision in this Agreement to the contrary, the Buyer shall not assume any Excluded Liability, whether presently in existence or arising hereafter.  The Excluded Liabilities shall be retained by, and remain obligations and liabilities of, the Seller, which the Seller shall pay, perform and discharge when due. The term “Excluded Liabilities” means:

(a) Indebtedness of the Seller;

(b) any liabilities or obligations in respect of any Excluded Assets;

(c) any liabilities or obligations arising from or in connection with any dividends, distributions, redemptions, or securities rights with respect to any securities of the Seller or Numeria, including without limitation the payment of any liquidation preferences for preferred stock;

(d) any liabilities or obligations to indemnify the Seller’s directors, officers, employees, Representatives or agents;

(e) any customs liabilities or obligations of the Seller, whether arising on, prior to or following the Closing Date, except to the extent they relate to the operations of the Business or the ownership of the Purchased Assets from and after the Closing Date, including antidumping duties (including any assessments that may be made on existing Inventory transferred to the Buyer as a Purchased Asset, unliquidated entries or any entries reopened as part of a customs audit, penalty, claim, investigation, review or  change, whether by the Department of Commerce or United States Customs and Border Protection), in the interpretation of the rules applicable to a Purchased Asset, any obligations in respect of outstanding customs bonds, and any letters of credit supporting such obligations;

(f) any liabilities or obligations of the Seller arising from (i) any Action that is pending as of the Closing Date and (ii) any Action arising out the actions or omissions of the Seller prior to the Closing, but only to the extent that such liabilities arise from such Action, in each case, including the Actions set forth on Annex 2.4(f);

(g) any liabilities or obligations of the Seller or any of its Affiliates for any Taxes for any period and any Taxes imposed on or with respect to the Business or the Purchased Assets for any taxable period (or portion thereof) ending on or prior to the Closing Date (including any Taxes incurred in connection with or related to the any of the Assumed Plans), except to the extent such Taxes constitute non-Income Taxes and are taken into account in the calculation of the Final Net Working Capital;

(h) any Environmental Liabilities of the Seller to the extent based on activities, events or occurrences prior to the Closing;

(i) any liabilities or obligations of the Seller arising from, relating to or in connection with the Home Meridian International, Inc. Change in Control Bonus Plan; and

(j) any liabilities or obligations of the Seller arising or incurred in connection with the negotiation, preparation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including fees and expenses of bankers, legal counsel and accountants.

Section 2.5 Purchase Price.  Upon the terms and subject to the conditions of this Agreement, in consideration of the purchase of the Purchased Assets, the Buyer shall (a) deliver the Cash Consideration by making the cash payments specified in Sections 3.2(a) – 3.2(d); (b) issue to the Seller Designee(s) a number of newly-issued Buyer Shares equal to, in the aggregate, the Buyer Share Amount (the “Stock Consideration”; and, together with the Cash Consideration, the “Purchase Price”), validly issued, fully paid and non-assessable, and free and clear of all Liens (other than restrictions arising under applicable securities Laws), which will be registered in the name of the applicable Seller Designee(s) by book entry in an account or accounts with the Buyer’s transfer agent; provided that the Stock Consideration shall be proportionately adjusted to reflect any splits, combinations, stock dividends, recapitalizations, reorganizations or reclassifications with respect to the Buyer Shares or any transaction in which the Buyer Shares are converted into other securities or cash, in each case, occurring between the date of this Agreement and the Closing Date; and (c) assume and agree to pay, perform and discharge when due, all of the Assumed Liabilities.

Section 2.6 Pre-Closing Net Working Capital Estimate.   Prior to the Closing Date, the Seller shall deliver to the Buyer a written good faith estimate (the “Net Working Capital Estimate”) of the Net Working Capital as of the Closing without giving effect to any of the transactions contemplated by this Agreement and determined in accordance with the Applicable Accounting Principles, together with supporting calculations and any resulting Estimated Working Capital Overage or Estimated Working Capital Underage.  An “Estimated Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Net Working Capital Estimate exceeds the Net Working Capital Target.  An “Estimated Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Net Working Capital Target exceeds the Net Working Capital Estimate.

Section 2.7 Post-Closing Final Net Working Capital Adjustment.

(a) As soon as practicable but in no event later than sixty (60) days after the Closing Date, the Buyer shall deliver to Seller a statement (the “Net Working Capital Statement”) of the Net Working Capital as of the Closing without giving effect to any of the transactions contemplated by this Agreement and determined in accordance with the Applicable Accounting Principles (as may be adjusted pursuant to Section 2.7(f) below, the “Final Net Working Capital”), together with supporting calculations.

(b) For purposes of complying with the terms set forth in this Section 2.7, each Party shall cooperate with and make available to the other Parties and their respective Representatives all information, records, data and working papers, and shall permit reasonable access to its officers, employees, agents, books and records, as may be reasonably required in connection with the preparation and analysis of the Net Working Capital Statement and the Final Net Working Capital reflected in the Net Working Capital Statement and the resolution of any disputes in connection with the Net Working Capital Statement (in any case until the Accounting Expert has made a final determination pursuant to Section 2.7(f) below, if applicable).

(c) If the Final Net Working Capital is less than the Net Working Capital Estimate, then the Seller shall cause to be paid to the Buyer, as an adjustment to the Cash Consideration, by wire transfer of immediately available funds, an amount in cash equal to the difference between the Net Working Capital Estimate and the Final Net Working Capital, within three (3) Business Days after determination of Final Net Working Capital pursuant to Section 2.7(f).

(d) If the Final Net Working Capital is greater than the Net Working Capital Estimate, then Buyer shall cause to be paid to the Seller, as an adjustment to the Cash Consideration, by wire transfer of immediately available funds, an amount in cash equal to the difference between the Net Working Capital Estimate and the Final Net Working Capital, within three (3) Business Days after determination of Final Net Working Capital pursuant to Section 2.7(f).

(e) If the Final Net Working Capital is equal to the Net Working Capital Estimate, there shall be no payment by either the Buyer or the Seller pursuant to this Section 2.7.

(f) Within 45 days following receipt by the Seller of the Net Working Capital Statement, the Seller shall either inform the Buyer in writing that the Net Working Capital Statement is acceptable, or deliver written notice (the “Notice of Disagreement”) to the Buyer of any dispute the Seller has with respect to the preparation or content of the Net Working Capital Statement or the Final Net Working Capital reflected in the Net Working Capital Statement.  The Notice of Disagreement must describe in reasonable detail the items contained in the Net Working Capital Statement that the Seller disputes and the disputed amount of any such disputes.  Any items not identified on the Notice of Disagreement shall be deemed agreed to by the Seller and all amounts that are not in dispute shall be paid by the Party owing such payment by wire transfer of immediately available funds no later than three (3) Business Days after the time period in which the Seller may deliver the Notice of Disagreement expires.  If the Seller does not notify the Buyer of a dispute with respect to the Net Working Capital Statement within such 45-day period, such Net Working Capital Statement and the Final Net Working Capital reflected in the Net Working Capital Statement will be final, conclusive and binding on the Parties.  In the event a Notice of Disagreement is delivered to the Buyer, the Buyer and the Seller shall negotiate in good faith to resolve such dispute.  If the Buyer and the Seller, notwithstanding such good faith effort, fail to resolve such dispute within ten (10) Business Days after the Seller advises the Buyer of its objections, then the Buyer and the Seller jointly shall engage the Accounting Expert to resolve such dispute in accordance with the standards set forth in this Section 2.7(f).  The Seller and the Buyer shall use reasonable efforts to cause the Accounting Expert to render a written decision resolving the matters submitted to the Accounting Expert within thirty (30) days of the making of such submission.  The scope of the disputes to be resolved by the Accounting Expert shall be limited only to the items in dispute that were included in the Notice of Disagreement and if such items were calculated in accordance with Applicable Accounting Principles and the Accounting Expert shall determine, on such basis, whether and to what extent, the Net Working Capital Statement and the Final Net Working Capital reflected in the Net Working Capital Statement, require adjustment.  The Final Net Working Capital, as adjusted by the Accounting Expert, shall be deemed the Final Net Working Capital.  The Accounting Expert is not to make any other determination, including any determination as to whether the Net Working Capital Estimate or Net Working Capital Target is correct.  The Accounting Expert’s decision shall be based solely on presentations by the Buyer and the Seller (and not independent review) and made in strict accordance with the terms of this Agreement, without regard for principles of equity.  The Accounting Expert shall apply the relevant provisions of this Agreement to the disputed amounts, and shall have no authority to alter, modify, amend, add to or subtract from any term of provision of this Agreement.  The Accounting Expert shall not assign a value to any item in dispute greater than the greatest value for such item assigned to it by the Buyer, on the one hand, or the Seller, on the other hand, or less than the smallest value for such item assigned to it by the Buyer, on the one hand, or the Seller, on the other hand.  The fees and expenses of the Accounting Expert shall be borne in the same proportion that the aggregate dollar amount of such remaining disputed items so submitted to the Accounting Expert that are unsuccessfully disputed by the Buyer, on the one hand, and the Seller, on the other hand, as finally determined by the Accounting Expert, bears to the total dollar amount of such remaining disputed items so submitted.  All determinations made by the Accounting Expert will be final, conclusive and binding on the Parties.

Section 2.8 Purchase Price Allocation.  Within one hundred twenty (120) days of the Closing, the Parties shall agree on an allocation of the Purchase Price (including any adjustments made thereto) and any liabilities assumed, for Tax purposes, which shall be prepared in a manner consistent with fair market value of the Purchased Assets and, as applicable, Section 1060 of the Code and the Treasury Regulations promulgated thereunder (such allocation, the “Purchase Price Allocation”). The Buyer shall prepare, and provide to the Seller, a draft Purchase Price Allocation within ninety (90) days after Closing. The Seller shall provide any comments to the draft Purchase Price Allocation to the Buyer within twenty (20) days upon receipt thereof. If the Seller does not provide any comments within the requisite time period, the draft Purchase Price Allocation shall be treated as final.  The Parties agree to use the Purchase Price Allocation for all Tax purposes and in all filings, declarations and reports with the Internal Revenue Service (the “IRS”) in respect thereof, including any reports required to be filed under Section 1060 of the Code and the Treasury Regulations promulgated thereunder.  The Parties shall timely file, or cause to be timely filed, IRS Form 8594 (or any comparable form under state, local or foreign Tax Law) and any required attachments thereto in accordance with the Purchase Price Allocation.  Neither the Buyer nor the Seller shall take any position in any Tax Return, audit, or otherwise, that is inconsistent with the Purchase Price Allocation, nor shall Buyer or Seller in any way represent that the Purchase Price Allocation is not correct, unless otherwise required by applicable Law.

Section 2.9 Consents from Third Parties.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset (including any Permit) or any claim or right or any benefit arising under or resulting from such asset if an attempted assignment thereof, without the consent of a Third Party, would constitute a breach or other contravention of the rights of such Third Party, would be ineffective with respect to any party to an agreement concerning such asset, or would in any way adversely affect the rights of the Seller or, upon transfer, the Buyer under such asset. If any transfer or assignment by the Seller to, or any assumption by the Buyer of, any interest in or liability, obligation or commitment under any asset requires the consent of a Third Party, then such assignment or assumption shall be made subject to such consent being obtained.  Subject to Section 6.5, the Parties shall use their reasonable best efforts to obtain all permits, consents, approvals and authorizations of all Third Parties that are necessary or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Documents (e.g., with respect to the Leased Real Property, Intellectual Property and other ordinary course Contracts).  To the extent any consent fees or compensation payments to a Third Party are required in connection with the assignment of any asset (including any Permit), such cost and expense shall be borne equally by the Buyer and the Seller.

(b) If any such consent or Permit transfer is not obtained prior to the Closing, the Seller and the Buyer shall cooperate in any lawful and reasonable arrangement reasonably proposed by the Buyer under which the Buyer shall obtain the economic claims, rights and benefits under the asset, Permit (including any foreign Permit), claim or right with respect to which the Third Party consent has not been obtained in accordance with this Agreement.  Such reasonable arrangement may include (i) the subcontracting, sublicensing or subleasing to the Buyer of any and all rights of the Seller against the other Party to such Third Party agreement arising out of a breach or cancellation thereof by the other Party, and (ii) the enforcement by the Seller of such rights, with the Buyer being responsible for the performance and discharge of the Seller’s obligations, in each case, to the extent permitted by applicable Law.  Notwithstanding anything to the contrary in this Agreement, from and after the Closing, any and all costs and other expenses incurred by either Party due to the Buyer’s use of, or the Buyer’s reliance on, any of the Seller’s Permits shall be borne exclusively by the Buyer, and the Buyer shall indemnify the Seller for such costs and expenses, as well as any and all Losses of the Seller Indemnified Parties relating to the Buyer’s use of, or reliance on, the Seller’s Permits.

ARTICLE III

THE CLOSING

Section 3.1 The Closing.  On the terms and subject to the conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York, at 10:00 a.m. on the date which is the later of (a) February 1, 2016 or (b) the second Business Day following the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Article VIII (other than conditions which, by their nature, are to be satisfied on the Closing Date) or at such other time, date or place as the Seller and the Buyer may mutually agree upon in writing; provided that any Party may participate remotely in the Closing by electronic delivery of documents and/or funds that satisfy the requirements of this Agreement.  The date on which the closing occurs is referred to in this Agreement as the “Closing Date” and the Closing shall be effective as of 5:00 p.m. EST on the Closing Date.

Section 3.2 Closing Transactions; Deliverables.  Upon the terms and subject to the conditions set forth in this Agreement, the Parties shall consummate the following transactions at the Closing:

(a) the Buyer shall pay or cause to be paid, in cash by wire transfer of immediately available funds, the total amount required to be paid to fully satisfy all obligations, fees and expenses in respect of Indebtedness owed to T.D. Bank, N.A. as set forth in a payoff letter and release executed by T.D. Bank, N.A., providing the Seller and Buyer the authority to file UCC-3 termination statements and other release notices with respect to any related Liens on the Purchased Assets;

(b) the Buyer shall deliver the Escrow Amount, in cash by wire transfer of immediately available funds, to the Escrow Agent, to be held and disbursed by the Escrow Agent in accordance with this Agreement and the Escrow Agreement;

(c) the Buyer shall pay or cause to be paid, in cash by wire transfer of immediately available funds, up to $334,893 in respect of the R&W Insurance Policy on behalf of the Seller;

(d) the Buyer shall pay or cause to be paid, in cash by wire transfer of immediately available funds, any remaining Cash Consideration (after taking into account the payments in subsections (a)-(c) above) to the Seller;

(e) in accordance with Section 2.5(b), the Buyer shall issue to the applicable Seller Designee(s) the Stock Consideration and shall register such Buyer Shares in the name of each the Seller Designee by book entry in an account or accounts with the Buyer’s transfer agent;

(f) the Seller shall deliver to the Buyer the following documents and other items duly executed by the Seller:

(i) one or more deeds, bills of sale, endorsements, assignments and other instruments of conveyance and assignment (without covenant or warranty except as provided hereunder), substantially in the form attached hereto as Exhibit C, to vest in the Buyer or all right, title and interest in, to and under the Purchased Assets (the “Bills of Sale”);

(ii) one or more assignment and assumption agreements, substantially in the form attached hereto as Exhibit D (the “Assignment and Assumption Agreements”);

(iii) a counterpart signature page to the Escrow Agreement;

(iv) a certificate of an authorized officer of the Seller in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Section 8.1(b), Section 8.2(a), Section 8.2(b), and Section 8.2(c), as they relate to the Seller, have been satisfied;

(v) a certificate executed by the Secretary of the Seller certifying that attached thereto are (A) a true and correct copy of the resolutions of the board of directors or other similar governing body or unanimous written consent of the board of directors other similar governing body of the Seller authorizing the execution and delivery of the Transaction Documents to which the Seller is a party and the performance by the Seller of the transactions contemplated thereby; (B) a true and correct copy of the minutes of the special meeting of the shareholders or members of the Seller or unanimous written consent of the shareholders or the members of the Seller authorizing the execution and delivery of the Transaction Documents to which the Seller is a party and the performance by the Seller of the transactions contemplated thereby; and (C) specimen signatures of those officers of the Seller executing the Transaction Documents and the other documents contemplated hereby;

(vi) a duly executed certificate in form and substance reasonably satisfactory to the Buyer, duly executed and acknowledged by the Seller, certifying the requisite facts that would exempt the transactions contemplated under this Agreement from withholding under Section 1445 of the Code;

(vii) a duly executed intellectual property assignment agreement substantially in the form attached hereto as Exhibit E (“IP Assignment Agreement”);

(viii) certificate(s) of insurance evidencing Buyer being named as an additional insured under the Seller’s insurance policies in effect as of the Closing Date;

(ix) evidence reasonably satisfactory to Buyer that the Liens of T.D. Bank, N.A. and Dymas Funding Company, LLC on the Purchased Assets have been released;

(x) the R&W Insurance Policy;

(xi) a counterpart signature page to the Restrictive Covenant Agreement duly executed by Cerberus Capital Management, L.P.; and

(xii) all other consents, filings, certificates, documents, instruments and other items required to be delivered by the Seller pursuant to this Agreement, and all such other documents, certificates and instruments as Buyer shall reasonably request to give effect to the transactions contemplated hereby or to vest in Buyer good, valid, insurable and marketable title in and to the Purchased Assets free and clear of all Liens, except Permitted Liens.

(g) the Buyer shall deliver to the Seller the following duly executed documents and other items:

(i) the Bills of Sale;

(ii) the Assignment and Assumption Agreements;

(iii) a counterpart signature page to the Escrow Agreement;

(iv) counterpart signatures to the Intellectual Property Assignment Agreement;

(v) such other instruments of assumption providing for the assumption of the Assumed Liabilities as may be necessary, in form and substance reasonably satisfactory to the Seller;

(vi) a certificate of an authorized officer of the Buyer in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Section 8.1(b), Section 8.3(a), Section 8.3(b) and Section 8.3(c), as they relate to the Buyer, have been satisfied; and

(vii) all other consents, filings, certificates, documents, instruments and other items required to be delivered by Buyer pursuant to this Agreement, and all such other documents, certificates and instruments as the Seller shall reasonably request to give effect to the transactions contemplated hereby.

Section 3.3 Escrow Fund.  The Escrow Amount delivered by Buyer at Closing pursuant to the Escrow Agreement shall be held in an escrow account and shall serve as security for payment of any indemnification obligations of the Seller hereunder (the “Escrow Fund”).  If there are no outstanding claims for indemnification by Buyer as of the date that is eighteen (18) months following the Closing Date (the “Escrow Termination Date”), the Escrow Fund shall be distributed by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement to the Seller.  If there are outstanding claims for indemnification by the Buyer Indemnified Parties on the Escrow Termination Date, the Escrow Fund, less the disputed amount corresponding to each such outstanding claim, shall be distributed by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement to the Seller; provided, that the remaining balance of any amounts withheld with respect to each outstanding claim shall be distributed to the Seller upon resolution and final satisfaction of such outstanding claim in accordance with Article X and the provisions of the Escrow Agreement. Final distribution of the Escrow Fund shall be made net of any accrued fees and expenses of the Escrow Agent then outstanding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the disclosure schedule delivered by the Seller to the Buyer, simultaneously with the execution of this Agreement (the “Disclosure Schedule”) and other than in respect of any Excluded Liability (except with respect to Section 4.5 (Financial Statements), Section 4.12 (Litigation), Section 4.16 (Taxes) and Section 4.17 (Environmental Matters)), the Seller represents and warrants to the Buyer as of the date hereof (except for representations and warranties that are made as of a specific date, which are made only as of such date) as follows.  Each numbered Section in the Disclosure Schedule shall be deemed to qualify the corresponding Section of this Article IV and any other Section of this Article IV to which the application of such disclosure is reasonably apparent.

Section 4.1 Organization and Qualification; Subsidiaries.

(a) The Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized or formed (as applicable) and has full corporate or other organizational power and authority to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.  The Seller is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Section 4.1(a) of the Disclosure Schedule sets forth a list of each state in the United States in which the Seller is licensed or qualified to transact business as a foreign entity.

(b) There are no direct or indirect Subsidiaries of the Seller other than Numeria, which is an Excluded Asset.

Section 4.2 Capitalization.

(a) Section 4.2(a) of the Disclosure Schedule sets forth the authorized, issued and outstanding capital stock of the Seller.  Except as set forth in Section 4.2(a) of the Disclosure Schedule, there are no shares of common stock, options, warrants or other equity securities of the Seller issued or outstanding and no outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls or commitments to which the Seller is a party or may be bound requiring the issuance or sale of shares of any capital stock of the Seller.

(b) All of the issued and outstanding shares of capital stock of the Seller are duly authorized, validly issued, fully paid, and non-assessable.

Section 4.3 Authority. The Seller has the requisite corporate power and authority to execute, deliver and enter into this Agreement and the other Transaction Documents to which the Seller is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Seller of this Agreement and any other Transaction Document to which the Seller is a party have been duly authorized by all necessary corporate action on the part of the Seller.  The Seller has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to creditors’ rights generally or by general principles of equity.  When each other Transaction Document to which the Seller is or will be a party has been duly executed and delivered by the Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute the Seller’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to creditors’ rights generally or by general principles of equity.

Section 4.4 No Conflict; Filings and Consents.

(a) The execution and delivery of this Agreement (and the other Transaction Documents to which the Seller is a party) by the Seller does not, and the performance of this Agreement (and the other Transaction Documents to which the Seller is a party) by the Seller will not, (i) conflict with or violate (whether after the giving of notice, lapse of time or both) any provision of the articles of incorporation or bylaws of the Seller or (ii) subject to obtaining the Seller Required Approvals and the expiration or termination of the waiting period under the HSR Act, (A) conflict with or violate (whether after the giving of notice, lapse of time or both) any Law applicable to the Seller or by which any Purchased Asset is bound or affected, or (B) violate, conflict with or result in a default (whether after the giving of notice, lapse of time, or both) under, or give rise to a right of termination, amendment, acceleration or cancellation of any obligation of, or loss of a material benefit under, any Material Contract or Permit related to the Business or result in the creation of any Lien upon any of the Purchased Assets under the terms of any Material Contract or Permit related to the Business to which the Seller is a party or by which the Seller or any Purchased Asset is bound or subject, except, in the case of Section 4.4(a)(ii)(B), for any such conflicts, violations or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) The execution and delivery of this Agreement (and the other Transaction Documents to which the Seller is party) by the Seller do not, and the performance of this Agreement (and the other Transaction Documents to which the Seller is a party) by the Seller will not, require any consent, approval, authorization or permit of or filing with or notification to, (i) any Governmental Authority or (ii) any Person under any Material Contract or Permit, except, in each case for compliance with and filings under the HSR Act and any other applicable merger control, antitrust or competition Law and such consents, approvals, authorizations or permits of or filings with, or notifications to such Governmental Authorities or any other Person set forth in Section 4.4(b) of the Disclosure Schedule (collectively, the “Seller Required Approvals”).

Section 4.5 Financial Statements.

(a) Section 4.5(a) of the Disclosure Schedule sets forth true and complete copies of (i) the audited consolidated statements of comprehensive income (loss) and consolidated statements of cash flows of Home Meridian Holdings, Inc., a Virginia corporation, and its Subsidiaries, including the Seller and Numeria, for fiscal years 2013 and 2014 and the related audited consolidated statements of changes in capital deficit for the fiscal year then ended and (ii) an unaudited consolidated income statement and summary balance sheet of the Seller as of November 1, 2015 (the “Balance Sheet” and such date, the “Balance Sheet Date”), the related unaudited statement of cash flows of the Seller for the trailing twelve months, and the consolidated income statement of the Seller for the twelve (12) months then ended (the items described in clauses (i) and (ii), collectively, the “Financial Statements”).

(b) The Financial Statements (i) have been prepared in accordance with the historical accounting practices of the Seller, consistently applied, throughout the periods covered thereby, and fairly present in all material respects the consolidated financial condition and the results of operations and cash flows of the Seller and its Subsidiaries as of the date and for the period indicated thereby and (ii) have been prepared in accordance with GAAP; provided that the unaudited financial statements are subject to normal year-end adjustments, do not contain all footnotes required under GAAP, and may otherwise not comply with GAAP in the manner described in Section 4.5(b) of the Disclosure Schedule.

(c) The Seller maintains accurate books and records and internal accounting controls which provide reasonable assurance that (i) all material transactions to which the Seller is a party or by which its properties are bound are executed with management’s authorization, (ii) the reported accountability of the Seller’s assets is compared with existing assets at regular intervals, (iii) access to the Seller’s material assets is permitted only in accordance with management’s authorization, and (iv) all transactions to which the Seller is a party, or by which its properties are bound, are recorded as necessary to permit preparation of the Financial Statements in accordance with the historical accounting practices of the Seller and its Subsidiaries, consistently applied.

Section 4.6 No Undisclosed Liabilities.  The Seller has no liabilities, obligations or commitments of any type required to be reflected on a balance sheet prepared in accordance with GAAP, consistently applied, except (i) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (ii) those that are specifically disclosed in the Disclosure Schedule, (iii) those which have been incurred in the ordinary course of business since the Balance Sheet Date, and (iv) those arising out of this Agreement or the transactions contemplated hereby.

Section 4.7 Material Contracts.

(a) Section 4.7(a) of the Disclosure Schedule lists each of the following Contracts to which the Seller is a party as of the date hereof, categorized by subsection solely for the convenience of the Buyer (it being understood that, for the avoidance of doubt, that any item disclosed in any subsection of Section 4.7(a) of the Disclosure Schedule shall be deemed to have been disclosed for each other subsection of Section 4.7(a) of the Disclosure Schedule), except for Contracts that are Excluded Assets (the “Material Contracts”):

(i) which involve, as parties thereto, the Seller, on the one hand, and any of the directors, officers or other Affiliates of the Seller or any Person that owns or controls more than ten percent of any class of capital stock or other equity interest of the Seller and each such Person’s respective directors, officers or other Affiliates, on the other hand;

(ii) which are in respect of the employment, compensation or indemnification of a director or executive officer of the Seller;

(iii) which establish or relate to a joint venture or partnership involving the Seller;

(iv) which relate to Seller Owned Intellectual Property or Seller Licensed Intellectual Property material to or necessary for the Business as currently conducted, but excluding (A) Seller Licensed Intellectual Property that has individual acquisition costs of $50,000 or less relating to “shrink wrap”, “click wrap”, “click-through”, or similar generally available end-user licenses to Software; (B) any nonexclusive license to Seller Owned Intellectual Property granted in the ordinary course of business, including licenses to distributors of the Seller’s products; and (C) any non-disclosure agreements or employee agreements of the Seller;

(v) with a customer of the Seller which will result in the receipt by the Seller of more than $500,000 in fiscal year 2016 (including, for the avoidance of doubt, any purchase order or a series of purchase orders from the same customer for an amount of more than $500,000 with respect to goods to be delivered in fiscal year 2016, to the extent outstanding as of the date of this Agreement);

(vi) with a supplier of the Seller which require the payment by the Seller of more than $2,500,000 in the aggregate in any twelve (12) month period after the date hereof;

(vii) which involve a sharing of profits, losses, costs or liabilities with any Person;

(viii) which relate to confidentiality, nondisclosure, or non-competition, other than Contracts between the Seller and one of its employees;

(ix) which relate to the lease of (A) real property or (B) personal property which requires the payment by the Seller of more than $50,000 per year;

(x) pursuant to which the Seller has agreed to indemnify any Person, other than any such Contract (A) for the purchase or sale of goods or services in the ordinary course of business and consistent with prior practice or (B) relating to the lease of real property;

(xi) any mortgage, indenture, note, installment obligation or other instrument relating to the borrowing of money or under which it has imposed a security interest on any of the Purchased Assets;

(xii) any guarantee of any obligation of another Person;

(xiii) any domestic or international sales agent, representative, distributor or consulting agreement which resulted in payment by the Seller of more than $100,000 for fiscal year 2015; and

(xiv) any other Contract that is material to the Business (excluding any purchase orders).

(b) The Seller has delivered or made available to Buyer copies of each Material Contract (except for any purchase orders) that are correct and complete in all material respects.

(c) Each Material Contract is a valid and binding obligation of the Seller party thereto and, (i) to the Knowledge of the Seller, each Material Contract is a valid and binding obligation of the other party or parties thereto enforceable against such party or parties in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law), and is in full force and effect; (ii) the Seller is not in material default under any Material Contract; (iii) none of the Material Contracts has been validly canceled by the other party; (iv) to the Knowledge of the Seller, no other party is in material breach of, violation of, or default under any Material Contract; and (v) the Seller has not received any written claim of default, or to the Knowledge of the Seller, oral claim of default, under any such Material Contract.

(d) Except as set forth in Section 4.7(d) of the Disclosure Schedule, each Contract to which the Seller is a party with any international sales agent, representative or distributor is terminable upon sixty (60) days’ or less notice.

Section 4.8 Sufficiency of Assets.  The Purchased Assets are sufficient for the conduct of the Business after the Closing in substantially the same manner as conducted by the Seller prior to the Closing.  All items of Tangible Personal Property required or necessary for the operation of the Seller’s business in the manner as conducted by the Seller prior to the Closing are in good operating condition, normal wear and tear excepted.  All of the Purchased Assets are owned, leased, held, possessed or controlled by the Seller in connection with the conduct of the Business.

Section 4.9 Real Property.

(a) Since August 1, 2009, the Seller has not owned any real property.  Section 4.9(a) of the Disclosure Schedule identifies all locations in the United States where the Seller formerly operated the Business within the past ten (10) years (including street address, owner (where known) and Seller’s use thereof).  Seller has not received any written, or to the Knowledge of the Seller, oral, notice regarding any claim for liabilities or obligations relating to any location where the Seller formerly operated the Business within the past ten (10) years (the “Former Locations”) in connection with the Business.

(b) Except as set forth in Section 4.9(b) of the Disclosure Schedule, as of the date of this Agreement, the Seller has valid leasehold interests in the Leased Real Property (each such leasehold interest, a “Lease”), in each case, free and clear of all Liens (other than Permitted Liens) and each such Lease is in full force and effect and all rent and other material sums and charges payable thereunder are current and the Seller has not received written notice that it is currently in default in any material respect with respect thereto.  The Seller has not issued any written notice of default to any landlord that remains outstanding, and, to the Knowledge of the Seller, no such landlord is in default under the Lease beyond any applicable notice, grace or cure period thereunder.

(c) Except as set forth in Section 4.9(c) of the Disclosure Schedule, there is no Person other than the Seller in possession of any portion of the Leased Real Property, and to the Knowledge of the Seller, no Contract grants any Person (other than the Seller) the right of use or occupancy of any portion of the Leased Real Property.

(d) To the Knowledge of the Seller, the Seller’s use of the Leased Real Property complies in all material respects with all applicable Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Leased Real Property.  The Seller has obtained all material Permits (including certificates of use and occupancy) required in connection with the use, occupation and operation of the Leased Real Property, in each case to the extent required to be obtained by the Seller under each applicable Lease.

(e) To the Knowledge of the Seller, there are no pending or threatened condemnation, fire, health, safety, building, zoning or other land use regulatory legal proceedings relating to any portion of the Leased Real Property that are reasonably expected to materially and adversely affect the current use, occupancy or value thereof.  To the Knowledge of the Seller, no fact or condition exists which could result in the termination or material reduction of the current access from the Leased Real Property to existing roads or to water, sewer or other utility services presently serving the Leased Real Property to the extent such services are material to the use of the Leased Real Property.

Section 4.10 Title to Tangible Personal Property.  Except as set forth in Section 4.10 of the Disclosure Schedule, the Seller has good and valid title to, or a valid and enforceable license or leasehold interest in, or other legal rights to possess or use, all of the Tangible Personal Property, included in the Purchased Assets, free and clear of all Liens (other than Permitted Liens).

Section 4.11 Accounts Receivable and Inventory.

(a) To the extent reflected on the Financial Statements, all of the accounts receivable owing to the Seller and included in the Purchased Assets constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there has been no written, or to the Knowledge of the Seller, oral, notice received by the Seller of any claims, refusals to pay or other claimed rights of setoff against any thereof.  Except as set forth in Section 4.11(a) of the Disclosure Schedule, in respect of accounts receivable in the Purchased Assets, in each case having a balance greater than $50,000, (i) as of November 1, 2015 no account debtor is delinquent in payment by more than ninety (90) days, (ii) to the Knowledge of the Seller, as of November 1, 2015, no account debtor has refused or threatened to refuse to pay its obligations for any reason, and (iii) no account receivable is pledged to any third party.

(b) Except as disclosed in Section 4.11(b) of the Disclosure Schedule, the Inventory is generally of a quality and quantity usable and salable at customary gross margins and with customary markdowns consistent in all material respects with past practice in the ordinary course of business and is reflected on the Balance Sheet and in the books and records of the Seller in accordance with GAAP.  Section 4.11(b) of the Disclosure Schedule sets forth a list of any Inventory that has been consigned by the Seller to others or which is on consignment to the Seller from others.

Section 4.12 Litigation.  Except as disclosed in Section 4.12 of the Disclosure Schedule, there is no Action pending (except for any Action against the Seller which has been filed but not yet served and for which the Seller has not received any written, or to the Knowledge of the Seller, oral notice) or, to the Knowledge of the Seller, threatened against the Seller, nor are there any judgments, decrees or orders binding upon the Seller, enjoining it in respect of, or which would materially prohibit, restrict, or affect the Business or any of the Purchased Assets.  The Seller is not subject to any continuing order of, consent decree, settlement agreement or similar agreement with, or, to the Knowledge of the Seller, continuing investigation by, any Governmental Authority, or any Order, in each case that would prevent or materially delay consummation of the transactions contemplated by this Agreement.

Section 4.13 Labor Matters.

(a) Except as described in Section 4.13(a) of the Disclosure Schedule, there are no material Actions pending or, to the Knowledge of the Seller, threatened between the Seller and any of its present or former employees.

(b) Section 4.13(b) of the Disclosure Schedule sets out, (i) for each individual employed by the Seller as of the date set forth in the Disclosure Schedule, the name, location of employment, job title, date of hire, base compensation, commission, bonus and other cash compensation paid to such employee for the twelve-month period set forth in the Disclosure Schedule, and (ii) the name of each contractor, consultant, agent and agency employee of the Seller as of the date set forth in the Disclosure Schedule who receives remuneration directly from the Seller for work or services provided to the Business, and the amount of such remuneration.

(c) The Seller is not a party to or bound by any collective bargaining agreements, works councils or other Contract or understanding with a labor union or labor organization.  No proceeding regarding any unfair labor practice has been commenced nor is any such proceeding, to the Knowledge of the Seller, threatened.  To the Knowledge of the Seller, there is no labor union organizing or election activity pending or threatened with respect to the employees of the Seller.  The Seller has not suffered or sustained any labor strike, slowdown or work stoppage and, to the Knowledge of the Seller, no labor strike, slowdown or work stoppage is threatened by the employees of the Seller.

(d) Except as described in Section 4.13(d) of the Disclosure Schedule, the Seller (i) has complied, in all material respects, with all applicable Laws related to the employment of its employees, including provisions related to payment of wages (including the Fair Labor Standards Act), hours of work, worker classification (including the proper classification of workers as independent contractors and consultants), leaves of absence, equal opportunity, occupational health and safety and workers’ compensation and (ii) are not liable for any material arrears of wages or any material Tax or any material penalty for failure to comply with any of the foregoing.  No consultant or independent contractor retained by the Seller has made a claim to be provided employee benefits from the Seller.

(e) Except as contemplated by this Agreement, the Seller has not taken any action prior to the Closing that would reasonably be expected to result in any material liability to Buyer pursuant to the terms of the WARN Act.

Section 4.14 Employee Benefit Plans.

(a) Section 4.14(a) of the Disclosure Schedule lists all material Plans. “Plan” shall mean any “employee welfare benefit plans” within the meaning of Section 3(1) of ERISA, all “employee pension benefit plans” (within the meaning of Section 3(2) of ERISA), and all severance, change in control, consulting or employment plan, program or agreement, and vacation, fringe benefit, sick leave, incentive, bonus, deferred compensation stock option, stock purchase and restricted stock plan, program or policy sponsored or maintained by the Seller, in which present or former employees of the Seller participate or with respect to which the Seller is obligated to contribute, including all Material Contracts described in Section 4.7(a)(ii); provided that the term “Plan” shall exclude any statutory benefits provided under applicable Law.  With respect to each Plan, the Seller has delivered or made available to the Buyer true, accurate and complete copies of each of the following: (a) the plan document together with all amendments thereto, (b) if applicable, copies of any trust agreements, custodial agreements or insurance policies, (c) copies of any summary plan descriptions, (d) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination letter from the IRS and (e) in the case of any plan for which Forms 5500 are required to be filed, a copy of the three most recently filed Form 5500, with schedules attached.

(b) To the Knowledge of the Seller, all Plans are in compliance in all material respects with ERISA, the Code and other applicable Laws and have been administered in all material respects in accordance with their terms and with ERISA, the Code and such other applicable Laws.

(c) All required contributions to, and premium payments on account of, each Plan have been made (or reserves therefor have been provided on the books of the Seller).

(d) There is no pending or, to the Knowledge of the Seller, threatened Action relating to a Plan (including material administrative investigations, audits, proceedings by the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or the IRS), other than routine claims in the ordinary course of business for benefits provided for by the Plans.

(e) No Plan is a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a multiple employer plan under Sections 4063 or 4064 of ERISA, and since January 1, 2010 the Seller has not had any obligation to contribute to a Multiemployer Plan or to such a multiple employer plan.

(f) Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS with respect to its qualified status that has not been revoked, and, to the Knowledge of the Seller, nothing has occurred, whether by action or failure to act which could reasonably be expected to result in the loss or revocation of such qualified status.

(g) None of the Plans provides for retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Seller other than continuation coverage required to be provided under Section 4980B of the Code, Part 6 of Title I of ERISA.

(h) Since January 1, 2010, no Plan that is an employee pension benefit plan (within the meaning of section 3(2) of ERISA) has been completely or partially terminated or been the subject of a “reportable event” as that term is defined in Section 4043 of ERISA and the regulations thereunder.  No proceeding by the Pension Benefit Guaranty Corporation to terminate any Plan has been instituted or, to the Knowledge of the Seller, threatened.  The Seller has not filed a notice of intent to terminate any Plan that is subject to Title IV of ERISA or adopted any amendment to terminate such a plan and, to the Knowledge of the Seller, no event has occurred since January 1, 2010, or circumstance exists that may constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer such plan.  The Seller has no ERISA Affiliate Liability that could reasonably be expected to result in a material liability of the Buyer following the Closing.

(i) There have been no prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any Plan that could subject any of the Plans or any person that the Buyer would have an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.  To the Knowledge of the Seller, no fiduciary of any Plan subject to ERISA, has any liability for breach of fiduciary duty or any other failure to comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration or investment of the assets of any Plan.

(j) The Seller has not since January 1, 2010 incurred any material liability to the Pension Benefit Guaranty Corporation (other than Pension Benefit Guaranty Corporation premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code, with respect to any Plan that is an employee pension benefit plan that would be a material liability of the Buyer following the Closing.

(k) To the Knowledge of the Seller, each Plan that is a “non-qualified deferred compensation plan” (as defined in Section 409A(d)(l) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has since January 1, 2005, been, in all material respects, in compliance with Section 409A of the Code, to the extent required by applicable guidance, and the Seller has no obligation to indemnify any individual for any taxes imposed under Section 409A of the Code.

(l) To the Knowledge of the Seller, each Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code and Section 607(l) of ERISA has been administered in material compliance with, and the Seller has otherwise materially complied with the requirements of the, (i) Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder; (ii) the Consolidated Omnibus Budget Reconciliation Act and the regulations promulgated thereunder; (iii) the Patient Protection and Affordable Care Act of 2010 and the regulations promulgated thereunder; and (iv) the Medicare Secondary Payor Provisions of Section 1862 of the Social Security Act and the regulations promulgated thereunder.

(m) No Plan is maintained primarily for the benefit of employees of the Seller permanently located outside the United States of America.

Section 4.15 Intellectual Property.

(a) Section 4.15(a) of the Disclosure Schedule contains an accurate and complete list, in all material respects, of all Registered Intellectual Property.

(b) The Seller owns and has (or will have prior to Closing) good and exclusive title to each item of Seller Owned Intellectual Property that is material to or necessary for the Business as currently conducted, free and clear of any Liens (other than Permitted Liens). Except as set forth in Section 4.15(b) of the Disclosure Schedule, and except with respect to infringement of any Third Party Intellectual Property, which is addressed exclusively in Section 4.15(d), to the Knowledge of the Seller, all Seller Owned Intellectual Property and Seller Licensed Intellectual Property, in each case, that is material to or necessary for the conduct of the Business as currently conducted is exclusively owned or validly licensed by the Seller.

(c) Except as set forth in Section 4.15(c) of the Disclosure Schedule, to the Knowledge of the Seller, no Third Party has within the past six years infringed, misappropriated or otherwise violated, or is infringing, misappropriating, or otherwise violating, any Seller Owned Intellectual Property that is material to or necessary for the conduct of the Business as currently conducted.

(d) The conduct of the Business by the Seller does not infringe, misappropriate, or otherwise violate any Third Party’s Intellectual Property, the Seller is not a party to any Action (other than any Action against the Seller which has been filed but not yet served and for which the Seller has not received any written, or to the Knowledge of the Seller, oral notice) that includes a claim that the Seller has infringed any Third Party Intellectual Property, and except as set forth in Section 4.15(d) of the Disclosure Schedule, the Seller has not within the past six years received written, or to the Knowledge of the Seller, oral, notice of any pending or threatened Action of the foregoing and, to the Knowledge of the Seller, there is no valid basis for such an Action.

(e) Except as set forth in Section 4.15(e) of the Disclosure Schedule, all items of Registered Intellectual Property are subsisting and, to the Knowledge of the Seller, are valid and enforceable.  Except as set forth in Section 4.15(e) of the Disclosure Schedule, all registrations, maintenance and renewal fees currently due in connection with Registered Intellectual Property have been made and all necessary documents, assignments, recordations and certifications in connection with the Registered Intellectual Property have been filed with the relevant Governmental Authority in the United States and foreign jurisdiction, as the case may be, for the purpose of maintaining such registrations.  No Seller Owned Intellectual Property or Seller Licensed Intellectual Property, in each case, that is material to or necessary for the conduct of the Business as currently conducted, is being used or enforced by the Seller in a manner that could reasonably be expected to result in the abandonment, cancellation, termination, or unenforceability of such Seller Owned Intellectual Property or Seller Licensed Intellectual Property.

(f) Except as set forth in Section 4.15(f) of the Disclosure Schedule, with the exception of Seller Owned Intellectual Property that is no longer used in the Business, all Seller Owned Intellectual Property that is material to or necessary for the conduct of the Business as currently conducted was: (i) developed by the Seller’s employees working within the scope of their employment at the time of such development or (ii) developed by agents, consultants, contractors or other Persons who have executed appropriate instruments of assignment in favor of the Seller as assignee that have conveyed to Seller ownership of all of such Person’s rights in such Intellectual Property.

(g) The Seller has taken reasonable steps to preserve and protect the confidentiality of its financial information, trade secrets and other confidential or proprietary information.  To the Knowledge of the Seller, no such confidential information has been disclosed to any Person except in the ordinary course of Business or in connection with a potential strategic transaction involving the Seller (in which case the potential strategic transaction counterparty was subject to a confidentiality agreement).

(h) Except as set forth in Section 4.15(h) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the right to own, use, or hold for use any of the Intellectual Property that is material to or necessary for the conduct of the Business as currently conducted, as the same is owned, used, or held for use in conduct of the Business as currently conducted.

Section 4.16 Taxes.

(a) Except as set forth in Section 4.16(a) of the Disclosure Schedule, (i) all Income Tax and other material Tax Returns that are required to be filed by or with respect to Taxes of the Seller has been timely filed (taking into account any extensions of time in which to file) and such Tax Returns are true, correct and complete in all material respects, (ii) all Income Taxes and all other material Taxes (whether or not shown to be due on such Tax Returns) have been timely paid other than Taxes that are being contested in good faith by appropriate proceedings and are adequately reserved for in the books and records of the Seller, and (iii) other than Permitted Liens, there are no Liens with respect to Taxes upon any of the assets of the Seller.

(b) Except as set forth in Section 4.16(b) of the Disclosure Schedule, the Seller has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has withheld and paid over to the appropriate Governmental Authorities all  amounts required to be so withheld and paid over under all applicable Laws, including any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c) Except as set forth in Section 4.16(c) of the Disclosure Schedule, there are no outstanding federal, state, local or foreign audits, examinations or other administrative proceedings that have been commenced or are pending or, to the Knowledge of the Seller, threatened, with regard to any Tax Returns or Taxes of the Seller. The Seller has made available to Buyer correct and complete copies of all examination reports and statements of deficiencies from any Governmental Authority in any jurisdiction in connection with, assessed against, or agreed to by Seller since January 1, 2012.

(d) To the Knowledge of the Seller, no claim has been made since January 1, 2012 by an authority in a jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to taxation by that jurisdiction.

(e) As from the date of Numeria’s formation, Numeria is and has been properly treated as an entity disregarded from its owner for purposes of Treasury Regulations Section 301.7701-3.

(f) The Seller has not  waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in either case where such waiver or extension agreement remains in effect.

(g) The nature and location of the Seller’s historical operations has not resulted in any obligation on the part of the Seller to pay Tax based on the income of the Seller in any foreign jurisdiction.

(h) There are no Tax-sharing, allocation, indemnification or similar agreements in effect as between the Seller and any other Person under which the Buyer or the Business is liable for any Taxes or other similar claims of any Person.

(i) The Seller has not “participated” in a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).  The Seller has disclosed on its Income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal Income Tax within the meaning of Code Section 6662 and any similar state Income Tax law.

Section 4.17 Environmental Matters.

(a) Except as described in Section 4.17(a) of the Disclosure Schedule, the Seller is, and, to the Knowledge of the Seller, has been in the previous five years, in compliance with all applicable Environmental Laws in all material respects.

(b) Except as set forth on Section 4.17(b) of the Disclosure Schedule, (i) since December 31, 2008, the Seller has not received any written, or to the Knowledge of the Seller, oral, notice from any Governmental Authority or other Person asserting that any condition exists at the Leased Real Property or Former Locations which constitutes or has resulted in a violation of any Environmental Law or that any claim is being asserted against the Seller by reason of any such violation; (ii) there are no material Environmental Claims pending, or, to the Knowledge of the Seller, threatened, against the Seller; (iii) to the Knowledge of the Seller, no Hazardous Materials generated, stored, used, owned or controlled by the Seller or its agents or Representatives (or to the Knowledge of the Seller, by any previous owner or operator of any Leased Real Property or Former Locations) have been Released into the environment at any Leased Real Property or Former Locations in excess of a reportable quantity under Environmental Law that has not been remediated to the extent required by Environmental Law or Governmental Authority; (iv) no Lien has been recorded under any Environmental Law against the Seller’s interest in any Leased Real Property; (v) to the Knowledge of the Seller, none of the Leased Real Property or Former Locations is listed or is proposed for listing on any national, state, provincial, municipal or other local list of sites promulgated under any Environmental Law and requiring removal, remedial response or corrective action pursuant to any Environmental Law by the Seller or Governmental Authority.

(c) The Seller has delivered or made available to the Buyer all material environmental assessments, reports, data, results of investigations and audits created in the past ten (10) years that are in the Seller’s possession regarding the compliance (or noncompliance) by the Seller with any Environmental Laws.  The Parties acknowledge that this Section 4.17 and Section 4.25(b) are the sole and exclusive representations and warranties of the Seller relating to Hazardous Materials and Environmental Laws.

Section 4.18 Insurance.  Section 4.18 of the Disclosure Schedule contains a true and complete list as of the date hereof of all material insurance policies and bonds held by or for the benefit of the Seller and the Business (the “Insurance Policies”).  All such Insurance Policies are valid and enforceable and in full force and effect (except as the enforceability of any such Insurance Policy may be limited by the insurer’s bankruptcy, insolvency, moratorium and other similar Laws relating to or affecting creditors’ rights generally or by general equitable principles), all premiums owing in respect thereof have been timely paid, and the Seller has not received any written notice of material premium increase, material change or cancellation of any of its Insurance Policies as to which the Seller has not obtained replacement insurance of similar scope and amount.  There are no material claims pending as to which an insurer has denied liability or is reserving its rights, and all claims have been timely and properly filed.  Except as set forth in Section 4.18 of the Disclosure Schedule, in the last five (5) years, the Seller has not made a material claim against any errors and omissions policies.  The Seller has not been denied any insurance coverage for which it has applied in the last five (5) years.

Section 4.19 Brokers.  Except as set forth in Section 4.19 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fees, commissions, finders’ fees or financial advisor fees in connection with the transactions contemplated by this Agreement or any other Transaction Document by reason of any action taken by the Seller or any of its Representatives.

Section 4.20 Investment Representations.

(a) To the Knowledge of the Seller, each Seller Designee acquiring any of the Stock Consideration is acquiring such Buyer Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any public distribution of such securities in violation of any federal or state securities Laws.  The Seller acknowledges and will inform the Seller Designee to whom Stock Consideration is to be issued that the Stock Consideration has not been registered under the Securities Act or any state securities Laws and that the Stock Consideration may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable state securities Laws or pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to an exemption from registration under the Securities Act and any applicable state securities Laws.  In this regard, the Seller represents that it and, to the Knowledge of the Seller, each of the Seller Designees are familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and under the Securities Act.

(b)  The Seller represents that the Seller and, to the Knowledge of the Seller after reasonable inquiry, each Seller Designee an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

(c) The Seller and, to the Knowledge of the Seller, each Seller Designee (i) have such knowledge and experience in financial and business matters as are necessary to evaluate the risks and merits of an investment in the Stock Consideration, and are capable of bearing the entire loss of their investment in the Stock Consideration, (ii) confirm that the Buyer has made available to the Seller and, to the Knowledge of the Seller, each Seller Designee the Buyer SEC Documents and (iii) have sought such accounting, legal and tax advice as they have considered necessary to make an informed investment decision with respect to their investments in the Stock Consideration; provided that, the Seller makes the foregoing representation for securities Law purposes only, and the foregoing representation shall not affect any rights and remedies, including any right to indemnification, to which the Seller may otherwise be entitled pursuant to this Agreement or otherwise (other than in respect of any claims arising under applicable securities Laws as to the existence of a valid exemption from registration for the issuance of the Stock Consideration).

(d) The Seller acknowledges, and will inform the Seller Designee to whom Stock Consideration is to be issued, that upon the original issuance of the Stock Consideration, and until such time as the same is no longer required under applicable requirements of the Securities Act or state securities Laws, the book entries representing the Stock Consideration and all book entries made in exchange therefor or in substitution thereof, shall bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THEY MAY NOT BE SOLD, OFFERED FOR SALE OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT (WHICH MAY INCLUDE AN OPINION OF COUNSEL) THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.

Section 4.21 Data Privacy and Security.  To the Knowledge of the Seller, there has been no unauthorized access to or other misuse of personal data of the Seller’s customers held by the Seller in the five (5) years immediately prior to the Closing Date and no Actions (other than any Actions against the Seller that have been filed but not yet served and for which the Seller has not received any written, or to the Knowledge of the Seller, oral notice) have been instituted or, to the Knowledge of the Seller, threatened against the Seller by any Person alleging a violation of any applicable Data Privacy and Security Laws.

Section 4.22 Customers.  Section 4.22 of the Disclosure Schedule sets forth a true, complete and correct list of the twenty (20) largest customers of Seller by dollar volume of sales for fiscal years 2013, 2014 and 2015.  Except as set forth in Section 4.22 of the Disclosure Schedule, the Seller has not received written, or to the Knowledge of the Seller, oral, notice from any customer identified in the list for the 2015 fiscal year set forth in Section 4.22 of the Disclosure Schedule to the effect that any such customer will stop, or materially decrease the rate of, buying products or services from the Seller.

Section 4.23 Suppliers.  Section 4.23 of the Disclosure Schedule sets forth a true, complete and correct list of the twenty (20) largest suppliers of the Seller by dollar volume of purchases for fiscal years 2013, 2014 and 2015.  Except as set forth in Section 4.23 of the Disclosure Schedule, (i) the Seller has not received written, or to the Knowledge of the Seller, oral, notice from any supplier identified in the list for the 2015 fiscal year set forth in Section 4.23 of the Disclosure Schedule to the effect that any such supplier will stop, or materially decrease the rate of, supplying materials, products or services to the Seller or increase the price for such materials, products or services by more than five percent (5%) and (ii) to the Knowledge of the Seller, the payment terms applicable to such suppliers as of the date hereof will continue for at least one (1) year following the Closing.  The Seller does not have any sole-source supplier of significant goods or services (other than utilities) with respect to which practical alternative sources are not reasonably available on reasonably equivalent terms and conditions.

Section 4.24 Product Warranties; Product Liability.  Except as set forth in Section 4.24 of the Disclosure Schedule, there are no written or oral warranties with respect to the products sold and/or services conducted by the Seller within the past three (3) years. Section 4.24 of the Disclosure Schedule sets forth (i) the aggregate amount of all costs incurred by the Seller with respect to warranty claims, product liability claims and recalls that have occurred during each of the 2013, 2014 and 2015 fiscal years, (ii) a list of all warranty claims or product liability and recalls that have resulted in the Seller incurring costs in excess of $100,000 or more during each of the 2013, 2014 and 2015 fiscal years, and (iii) a list of all pending, or, to the Knowledge of the Seller, threatened warranty claims or product liability claims, in each case, that assert damages or claims in excess of $50,000, or any recalls.  The warranty reserve for products sold, shipped or delivery by or on behalf of the Seller on or prior to the Closing Date (i) has been established in accordance with GAAP, consistently applied and (ii) to the Knowledge of the Seller, is in an amount adequate and sufficient to cover any liabilities of the Seller pursuant to any such warranties provided in connection with any products of the Seller shipped, distributed or delivered by or on behalf of the Seller on or prior to the Closing Date.

Section 4.25 Compliance with Laws.

(a) Except as set forth in Section 4.25(a) of the Disclosure Schedule, the Business is currently, and for the previous five (5) years has been, conducted in material compliance with all applicable Laws of all Governmental Authorities having jurisdiction over the Seller with respect to the Business in all material respects.

(b) The Seller has duly obtained and is in compliance in all material respects with all material permits, concessions, grants, franchises, licenses, certifications and other authorizations and approvals of Governmental Authorities (collectively, “Permits”) necessary for the conduct of the Business.  Each such Permit is listed in Section 4.25(b) of the Disclosure Schedule.  Each Permit is in full force and effect and any financial obligations with respect to such Permits through the Closing have been fully paid or properly accrued.  There are no proceedings pending or, to the Knowledge of the Seller, threatened which would result in the revocation, cancellation, suspension or modification of any Permit.

Section 4.26 Transactions with Affiliates or Related Persons.  Section 4.26 of the Disclosure Schedule sets forth a complete and accurate list of all existing Contracts or other business relationships between the Seller, on one hand, and any Affiliate, director or officer of the Seller or any Person that owns or controls more than ten percent of any class of capital stock or other equity interest of the Seller, or, to the Knowledge of the Seller, any such Person’s spouse, parents, children or siblings, whether related by blood, marriage or adoption, or any entity in which any such individual or entity owns any beneficial interest, on the other hand.

Section 4.27 Certain Business Practices.

(a) Neither the Seller nor any of its directors, officers, and employees have engaged, directly or indirectly, in any activity in violation of (i) the FCPA, or (ii) any local anti-corruption and anti-bribery Laws, in each case, in jurisdictions in which the Seller is operating (collectively, “Anti-Bribery Laws”).  The Seller has not received any written or, to the Knowledge of the Seller, oral notice that alleges that the Seller or any of its directors, officers, agents, representatives, distributors, advisers, contractors, consultants or employees is in violation of, or has any liability under, the Anti-Bribery Laws.  To Knowledge of the Seller, the Seller has not been or currently is not under any administrative, civil or criminal investigation or indictment and is not party to any proceeding involving alleged false statements, false claims or other improprieties relating to the Seller’s non-compliance with the Anti-Bribery Laws.

(b) The Seller has taken reasonable steps and established reasonable internal controls and procedures intended to ensure compliance with Anti-Bribery Laws.

Section 4.28 Absence of Certain Developments.

(a) Since the date of the Balance Sheet to the date hereof, the Seller has conducted the Business in the ordinary course in accordance with past custom and practice in all material respects.

(b) Since the date of the Balance Sheet to the date hereof, except as set forth in Section 4.27(b) of the Disclosure Schedule, there has not been:

(i) a Material Adverse Effect;

(ii) any damage, destruction or other casualty loss (whether or not covered by insurance) materially and adversely affecting any assets or properties of the Business;

(iii) any sale, lease (as lessor), transfer or other disposition of, or creation or other incurrence of any Lien on, any Purchased Assets, other than (A) pursuant to existing Contracts that have been disclosed in the Disclosure Schedule, (B) dispositions of Inventory in the ordinary course of the Business; and (C) any Purchased Assets having an aggregate value of less than $50,000;

(iv) any acquisition (whether by merger, consolidation or acquisition of stock or assets) by the Seller of any business or substantially all of the assets of any other Person;

(v) any cancellation of any material debts owed to, or waiver of any material claims or rights held by, the Seller, except in the ordinary course of the Business consistent with past practice;

(vi) any change in the compensation, bonuses or other benefits payable to any employee, or any entry into or amendment of an employment, consulting, deferred compensation, severance or change of control agreement with any Person, in each case, except for changes (x) made in the ordinary course of Business consistent with past practice that do not result in material increases, individually or in the aggregate, in the compensation, bonuses or other benefits payable to any employee, or (y) as provided in any Plan or other written agreements made available to the Buyer or as required by Law;

(vii) with the exception of purchase orders and amendments to purchase orders executed in the ordinary course of the Business, any entry into or amendment of any Material Contract involving payments in excess of $500,000 in the aggregate or which would materially restrict the conduct of the Business;

(viii) any acceleration of collection of accounts receivable or delay of payment of accounts payable other than in the ordinary course of the Business;

(ix) any material change to the accounting methods, principles or practices, other than any change required by applicable Law or change in GAAP;

(x) any settlement or knowing waiver or compromise involving payments in excess of $500,000 in the aggregate;

(xi) any capital expenditures in excess of $500,000 except in accordance with the current capital expenditure plan and/or budget of the Business;

(xii) any material change in the methods of manufacture, management or operation of the Business;

(xiii) any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person in an aggregate amount exceeding $250,000;

(xiv) any creation, incurrence, assumption or guarantee by the Seller of any indebtedness for borrowed money (whether by loan or the issuance and sale of securities or otherwise), in an amount greater than $500,000, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of the Business and consistent with prior practice;

(xv) any transaction or any Contract with any Affiliate, except in the ordinary course of the Business consistent with past practice;

(xvi) any grant of any license or sublicense of any rights under or with respect to the Seller Owned Intellectual Property that is material to the conduct of the Business as currently conducted to any Person, except as such rights may be licensed or sublicensed in the ordinary course of the Business pursuant to agreements with customers; or

(xvii) any entry into any legally binding agreement, or commitment (whether written or oral) with respect to any of the foregoing.

Section 4.29 No Other Representations and Warranties.  THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER IN THIS ARTICLE IV ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER.  THE SELLER HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY INCLUDED IN THIS AGREEMENT WHETHER OR NOT MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE BUYER, ANY OF ITS AFFILIATES OR REPRESENTATIVES OF THE FOREGOING, INCLUDING ANY WARRANTY REGARDING ANY PRO FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS PROVIDED BY OR ON BEHALF OF THE SELLER OR ITS AFFILIATES, WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR ANY IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO THE SELLER, ANY OF THE SELLER’S AFFILIATES, AND ANY OF THE SELLER’S ASSETS OR PROPERTIES, INCLUDING ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth in the disclosure schedule delivered by the Buyer to the Seller simultaneously with the execution of this Agreement (the “Buyer Disclosure Schedule”), the Buyer represents and warrants to the Seller as of the date hereof (except for representations and warranties that are made as of a specific date, which are made only as of such date) as follows.  Each numbered Section in the Buyer Disclosure Schedule shall be deemed to qualify the corresponding Section of this Article V and any other Section of this Article V to which the application of such disclosure is reasonably apparent.

Section 5.1 Organization and Qualification.  The Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has full corporate or other organizational power and authority to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.  The Buyer is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.2 Capitalization.

(a) As of December 3, 2015, the authorized capital stock of the Buyer consists of (i) twenty million (20,000,000) Buyer Shares, of which 10,811,507 shares are issued and outstanding.  No Buyer Shares are held in treasury.  All of the outstanding Buyer Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.

(b) As of the date hereof, the Buyer has no Buyer Shares reserved for or otherwise subject to issuance, except for 659,276 Buyer Shares remaining available for future issuance pursuant to incentive or other compensation plans or arrangements for directors, officers and employees of the Buyer and its Subsidiaries.

(c) Except for incentive or other compensation plans or arrangements for directors, officers and employees of the Buyer and its Subsidiaries, (i) there are no other existing options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) or agreements to which the Buyer is a party requiring the issuance, sale or transfer by the Buyer of any additional shares of capital stock or other equity securities of the Buyer or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock of the Buyer or other equity securities of the Buyer; and (ii) there are no outstanding stock appreciation, phantom stock, profit participation or similar rights issued by or through the Buyer with respect to the Buyer.

Section 5.3 Authority.  The Buyer has the requisite corporate power and authority to execute, deliver and enter into this Agreement and the other Transaction Documents to which the Buyer is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Buyer of this Agreement and the other Transaction Documents to which the Buyer is a party, the consummation by the Buyer of the transactions contemplated hereby and thereby and the performance by the Buyer of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Buyer, and no other corporate action is or proceeding on the part of the Buyer is necessary to authorize the execution and delivery of this Agreement and the other Transaction Documents to which the Buyer is a party or the other transactions contemplated hereby or thereby.  No vote or consent of the holders of any class or series of capital stock of the Buyer is necessary to approve this Agreement or any other Transaction Document to which the Buyer is a party or the transactions contemplated hereby or thereby, including the issuance of the Stock Consideration.  The Buyer has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to creditors’ rights generally or by general principles of equity. When each other Transaction Document to which the Buyer is or will be a party has been duly executed and delivered by the Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to creditors’ rights generally or by principles of equity.

Section 5.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement (and the other Transaction Documents to which the Buyer is a party) by the Buyer does not, and the performance of this Agreement (and the other Transaction Documents to which the Buyer is a party) by the Buyer will not, (i) conflict with or violate the articles of incorporation or bylaws of the Buyer, (ii) subject to obtaining all consents, approvals, authorizations, and other items described in Section 5.4(b) of the Buyer Disclosure Schedule and the expiration or termination of the waiting period under the HSR Act, (A) conflict with or violate (whether after giving notice, lapse of time or both) any Law applicable to the Buyer or by which any property or asset of the Buyer is bound or affected, or (B) materially or adversely affect the legality, validity or enforceability of this Agreement, any Transaction Document to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby by Buyer.

(b) The execution and delivery of this Agreement by the Buyer (and the other Transaction Documents to which the Buyer is a party) do not, and the performance of this Agreement (and the other Transaction Documents to which the Buyer is a party) by the Buyer will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for compliance with and filings under the HSR Act, any other applicable merger control, antitrust or competition Law and applicable state and federal securities laws.

Section 5.5 Litigation.  Except as disclosed in Section 5.5 of the Buyer Disclosure Schedule, there is no Action pending (except for any Action against the Buyer which has been filed but not yet served and for which the Buyer has not received any written, or to the Knowledge of the Buyer, oral notice) or, to the Knowledge of the Buyer, threatened against the Buyer, any Subsidiary of the Buyer, or any property or asset of the Buyer or any Subsidiary of the Buyer, before any Governmental Authority would reasonably be expected to materially and adversely affect the legality, validity or enforceability of this Agreement, any Transaction Document or the consummation of the transactions contemplated hereby or thereby, or have a Buyer Material Adverse Effect.  Neither the Buyer nor any Subsidiary of the Buyer nor any property or asset of the Buyer or any Subsidiary of the Buyer is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the Knowledge of the Buyer, continuing investigation by, any Governmental Authority, or any Order that would prevent or materially delay consummation of the transactions contemplated by this Agreement or would reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.6 Brokers.  Except as disclosed in Section 5.6 of the Buyer Disclosure Schedule, no broker, finder, or investment banker is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated by this Agreement or any other Transaction Document by reason of any action taken by or on behalf of the Buyer.

Section 5.7 Sufficiency of Funds.  As of the date hereof, the Buyer has cash available and firm financing commitments that together, upon funding of such financing commitments, are sufficient to enable it to make payment of the Cash Consideration at Closing and consummate the transactions contemplated by this Agreement.  The Buyer has delivered to the Seller true and complete copies of the executed commitment letter of Bank of America, N.A., dated as of December 16, 2015 (the “Commitment Letter”), pursuant to which such Person has agreed, subject to the terms and conditions set forth therein, to provide a $90,000,000 senior credit facility (the “Financing”) consisting of (a) a $30,000,000 revolving facility, (b) a $41,000,000 term loan facility and (c) a term loan facility in an amount equal to the lesser of $19,000,000 or 95% of the total cash value of the aggregate life insurance policy collateral.  As of the date hereof, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of the Buyer and each of the other parties thereto.  To the Knowledge of the Buyer, there are no conditions precedent or other contingencies relating to the funding of the full amount of the proceeds of the Financing except as stated in the Commitment Letter.   As of the date hereof, the Buyer does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to the Buyer on a timely basis to consummate the transactions contemplated by this Agreement.

Section 5.8 Solvency.  Immediately after giving effect to the transactions contemplated under this Agreement, the Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated under this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer. In connection with the transactions contemplated under this Agreement, the Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 5.9 Independent Assessment.

(a) The Buyer confirms that the Seller has made available to the Buyer the opportunity to ask questions of the officers and management of the Seller, to access all materials, documents and other information that it deems necessary or advisable to evaluate the transactions contemplated by this Agreement and each other Transaction Document and to acquire additional information about the business, assets and financial condition of the Seller.

(b) The Buyer has made its own independent examination, investigation, analysis and any other relevant evaluation of the transactions contemplated by this Agreement and each other Transaction Document and has undertaken such due diligence, including a review of the assets, properties, liabilities, books, records and Contracts of the Seller, as it deems adequate.

(c) The Buyer, together with its advisors and Representatives, has knowledge and expertise in financial and business matters and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and each other Transaction Document to which the Buyer is a party.

Section 5.10 Issuance of Stock Consideration; NASDAQ Listing.

(a) The Stock Consideration, when issued pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will be free of any and all Liens, claims, restrictions, and preemptive, preferential or similar purchase rights created by statute, the Buyer articles of incorporation, the Buyer bylaws or any Contract to which Buyer is a party or by which it’s bound, other than restrictions on transfer under applicable state and federal securities Laws.

(b) The Buyer Common Stock is listed on the NASDAQ Global Select Market, and the Buyer has not received any notice of delisting of the Buyer Common Stock.

Section 5.11 Buyer SEC Documents.  The Buyer has filed or furnished all reports, schedules, forms, registrations, statements, certifications and other documents, together with any amendments required to be made with respect thereto, that were required to be filed or furnished since and including January 1, 2014 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the Securities Act (together with the exhibits and other information incorporated therein, the “Buyer SEC Documents”).  No such Buyer SEC Document, at the time filed or furnished, or if amended prior to the date hereof, as of the date of the amendment, (and in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of relevant meetings, respectively) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, taken as a whole, in light of the circumstances under which they were made, not misleading, except that information in the Buyer SEC Documents as of a later date (but before the date of this Agreement) shall be deemed to modify information in the Buyer SEC Documents as of an earlier date.  As of their respective dates of filing or being furnished with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), all Buyer SEC Documents complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the applicable rules and regulations of the SEC thereunder.  As of the date of this Agreement, the Buyer has not received any comments from the SEC with respect to any of the Buyer SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting Buyer which has not been adequately addressed.

Section 5.12 Financial Statements.  Each of the financial statements of the Buyer included (or incorporated by reference) in the Buyer SEC Documents (including the related notes, where applicable) (i) fairly present in all material respects the results of operations, cash flows, changes in shareholders’ equity and financial position of the Buyer for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (ii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and (iii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

Section 5.13 Internal Controls; Sarbanes-Oxley Act.  Buyer has established and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  The Buyer (i) has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Buyer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Buyer’s management as appropriate to allow timely decisions regarding required disclosure and (ii) to the Knowledge of the Buyer, has disclosed to Buyer’s auditors and the audit committee of the Buyer’s board of directors (and made summaries of such disclosures since January 1, 2012 available to the Buyer) (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, in each case that are reasonably likely to adversely affect in any material respect to the Buyer’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Buyer’s internal controls over financial reporting.

Section 5.14 Absence of Certain Changes.  Except as expressly contemplated by this Agreement, between the date of the Buyer’s most recent quarterly report on Form 10-Q required to be filed with the SEC and the date hereof, there has not been any fact, event, change, development, circumstance or effect that has had, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.15 No Undisclosed Liabilities.  The Buyer has no liabilities, obligations or commitments of any type required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) those which are adequately reflected or reserved against in the Buyer SEC Documents; (ii) those which have been incurred in the ordinary course of business since the date of the Buyer’s most recent quarterly report on Form 10-Q required to be filed with the SEC; (iii) those arising out of this Agreement or the transactions contemplated hereby, and (iv) those that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

ARTICLE VI

COVENANTS AND ADDITIONAL AGREEMENTS

Section 6.1 Conduct of Business Pending the Closing; Final Net Working Capital Reserve.

(a) From the date hereof until the Closing, except as permitted, contemplated or required by this Agreement, or as required by applicable Law or Order, or with the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), the Seller shall (a) conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and in compliance in all material respects with all applicable Laws (including with respect to maintenance of working capital balances, collection of accounts receivable, payment of accounts payable and cash management practices generally) and (b) use its commercially reasonable efforts to preserve substantially intact its business organization, operations and its relationships with material customers and suppliers and employees.

(b) Except as otherwise contemplated hereby, or as consented to in writing by Buyer, from the date hereof until the Closing or the earlier termination of this Agreement, Seller shall not, except to the extent compelled by applicable Law: (i) divest, sell, transfer, mortgage, pledge or otherwise dispose of, or encumber any of the shares of capital stock of the Seller and/or any Purchased Assets other than in the ordinary course of business; (ii) seek or cause to occur any changes to the payment and collection terms applicable to the twenty (20) largest suppliers of the Seller by dollar volume of purchases for fiscal 2015 as set forth on Section 4.22 of the Disclosure Schedule or the twenty (20) largest customers of the Seller by dollar volume of sales for fiscal year 2015 a set forth on Section 4.23 of the Disclosure Schedule; or (iii) take any of the actions enumerated in Section 4.28(b)(iii)-(xvii).

(c) The Seller shall maintain in a segregated account at least $500,000 of cash which shall be available to fund any shortfall amount that is payable to Buyer under Section 2.7(c) until the earlier of the date on which (x) the Buyer delivers a Net Working Capital Statement in which the Final Net Working Capital has been determined to be greater than or equal to the Net Working Capital Estimate and (y) the Final Net Working Capital is conclusively determined, whether by mutual agreement of the Parties or by the Accounting Expert under Section 2.7(f), and such $500,000 of cash has been applied to the amount determined to be due (if any).  Prior to such later date, the Seller shall not withdraw, encumber or permit any Liens to be created or imposed on such cash or account, without Buyer’s prior written consent.

Section 6.2 Insurance Cooperation.

(a) From and after the Closing Date, the Purchased Assets and Assumed Liabilities shall continue to be entitled to the benefits under insurance policies maintained by the Seller for the benefit of the Purchased Assets (the “Seller Insurance Policies”) in effect on or prior to the Closing Date, subject to the terms, conditions and limitations set forth therein.

(b) The Buyer shall have the right to notify the Seller of any claims in respect of the Purchased Assets and Assumed Liabilities that would be subject to the Seller Insurance Policies and based on events or occurrences on or prior to the Closing Date, and the Seller shall (i) not seek to change any rights and obligations of the Seller under the Seller Insurance Policies; and (ii) use its commercially reasonable efforts to timely file such claims with the applicable insurance carriers.  The Parties shall keep each other advised of the status of (and any developments regarding) any such claims, and to cooperate with the Seller and any insurance carrier in connection with the investigation and defense of any such claims, all in accordance and consistent with the standard practices and procedures established from time to time by the Seller or any such insurance carrier. The Seller shall promptly, and no later than ten (10) Business Days following receipt thereof by the Seller, deliver all proceeds received under the Seller Insurance Policies with respect to such claims made in respect of the Purchased Assets or the Assumed Liabilities pursuant to this Section 6.2. Notwithstanding anything to the contrary set forth in this Section 6.2(b), the Seller shall not be required to deliver any proceeds under the Seller Insurance Policies with respect to claims made in respect of the Excluded Assets or the Excluded Liabilities.

(c) No covenant or agreement by any Party to indemnify any other party hereto shall release, or be deemed to release, any insurer with respect to any claim made under the Seller Insurance Policy, nor shall the inclusion of this Section 6.2 be deemed to limit in any way the indemnification obligations of the Parties under this Agreement.

Section 6.3 Access to Information; Customer Contacts; Confidentiality.

(a) From the date of this Agreement until the Closing, except as prohibited by applicable Law, the Seller shall use its commercially reasonable efforts to (i) cause the officers, directors, employees, auditors and agents of the Seller to afford the Representatives of the Buyer reasonable access during normal business hours on reasonable prior advance notice to the officers, employees, agents, properties, offices, plants and other facilities and books and records of the Seller, (ii) afford Buyer the opportunity to conduct a non-invasive environmental assessment of the Leased Real Property at the Buyer’s sole cost and expense, and (iii) shall furnish the Buyer with such financial, operating, and other data and information as the Buyer, through its officers, employees or agents, may reasonably request; provided that the Seller may withhold (A) any document or information that is subject to the terms of a confidentiality agreement or obligation with a Third Party, (B) such portions of documents or information relating to pricing or other matters that are sensitive if the exchange of such documents (or portions thereof) or information might reasonably result in antitrust difficulties, or (C) any documents (or portions thereof) or information that might reasonably result in the Seller’s loss of its right to assert all privileges, including the attorney-client privilege in respect of such documents or information.  If any material is withheld by the Seller pursuant to this Section 6.3(a), to the extent possible, the Seller shall inform the Buyer as to the general nature of what is being withheld.  In connection with the access contemplated by this Section 6.3(a), the Buyer shall, and shall cause its Representatives to, act in a manner as not to unreasonably interfere with the operations of the Seller.

(b) The Buyer agrees that from the date hereof until the Closing Date or the earlier termination of this Agreement, it is not authorized to, and shall not (and shall not permit any of its Representatives or Affiliates to) contact and communicate with the employees, customers, providers, service providers and vendors of the Seller other than (i) in conformity with such reasonable and customary procedures and conditions as shall be reasonably agreed by the Seller and the Buyer, including procedures and conditions in respect of compliance with antitrust Laws, or (ii) otherwise with the prior consultation with and written approval of the Seller; provided that this Section 6.3(b) shall not prohibit any contacts by the Buyer or its Representatives with the customers, providers, service providers and vendors of the Buyer in the ordinary course of business unrelated to the transactions contemplated hereby.

(c) All information obtained by the Buyer pursuant to this Section 6.3 shall be kept confidential in accordance with the confidentiality agreement, dated February 27, 2015 (the “Confidentiality Agreement”), between the Buyer and the Seller.  If this Agreement is terminated for any reason prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.  No investigation pursuant to this Section 6.3 or information provided or received by any Party pursuant to this Agreement will enlarge any of the representations or warranties of the Parties contained in this Agreement.

(d) Until the fifth anniversary of the Closing Date, the Buyer shall (i) maintain and take reasonable precautions to safeguard all of the Seller’s electronic books, records, ledgers, files, documents and correspondence that constitute a portion of the Purchased Assets or that relate to Excluded Assets that, as of the Closing Date, are located on or accessible through computers or information technology systems that constitute a portion of the Purchased Assets; (ii) permit the Seller and its Representatives access to such electronic books, records, ledgers, files, documents and correspondence from time to time, upon reasonable notice and during normal business hours, provided that such access does not materially interfere with the Buyer’s operations and provided that such access is for the sole purpose of allowing Seller and its Representatives, and subject to the attorney-client privilege, work product doctrine, or other similar privilege (unless pursuant to a joint defense or similar agreement) (A) to prepare Tax Returns, (B) to defend any Third Party Claim (as defined herein) in respect of which an Indemnification Claim has been served on the Seller, or (C) to access information with respect to periods or occurrences prior to the date hereof in connection with any matter whether or not relating to or arising out of this Agreement or the transactions contemplated hereby; (iii) make its information technology personnel available, upon reasonable notice and during normal business hours and provided that such access does not materially interfere with the Buyer’s operations, to assist the Seller in accessing or producing reports or compilations from such electronic books, records, ledgers, files, documents and correspondence; and (iv) make available, upon reasonable notice and during normal business hours and provided that such access does not materially interfere with the Buyer’s operations, employees of Buyer or its Affiliates who are former employees of the Seller for consultation with the Seller in connection with matters associated with winding up the business of the Seller, including without limitation, with regard to tax, employment and litigation matters.  Seller shall reimburse Buyer for any reasonable out-of-pocket costs associated with the foregoing (e.g., photocopying), but the Buyer shall not charge the Seller for the time of its employees or any internal overhead associated therewith.

Section 6.4 Notification of Certain Matters.   The Seller shall give prompt written notice to Buyer, and the Buyer shall give prompt written notice to the Seller, of (a) the Seller or the Buyer, as the case may be, becoming aware of a breach of a representation or warranty made by it in this Agreement and (b) any breach by the Seller or Buyer, as the case may be, of any covenant or agreement to be complied with or satisfied by it under this Agreement.  Any notice provided, or disclosure made, by either the Seller or Buyer pursuant to this Section 6.4 shall not be taken into account for purposes of determining whether the conditions set forth in Section 8.2(a) or Section 8.3(a), as the case may be, has been satisfied or affect a Party’s rights to indemnification under Article X.

Section 6.5 Consents and Approvals.

(a) The Parties shall cooperate with each other and use their reasonable best efforts to promptly (i) prepare and file all necessary documentation, (ii) effect all applications, notices, petitions, and filings (including, to the extent necessary, any notification required by the HSR Act and any other applicable merger control, antitrust or competition Law, as more specifically addressed in Section 6.6), and (iii) obtain all permits, consents, approvals and authorizations of all Third Parties and Governmental Authorities (including with respect to foreign Permits) that are necessary or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Documents and are necessary for Buyer to operate the Business in accordance with past practice in all material respects immediately following the Closing.  The Parties shall consult with each other with respect to the obtaining of all such permits, consents, approvals and authorizations, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement and the other Transaction Documents.  The Parties shall each use its reasonable best efforts to resolve any objections that may be asserted by any Governmental Authority with respect to this Agreement and the other Transaction Documents or the transactions contemplated hereby or thereby.  The Parties shall each use its reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be, of any threatened or pending preliminary or permanent injunction or other Order that would adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement or the other Transaction Documents.

(b) The Parties shall promptly advise each other upon receiving, and shall provide a copy of (or, if such communication was oral, a detailed summary of the content of), any communication from any Governmental Authority whose consent or approval is required for consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents which causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such approval will be materially delayed.

(c) Promptly following the date of this Agreement, the Seller shall request in writing from the landlord party under each Lease, each of the following documents, but in each case only to the extent that the applicable Lease requires the landlord thereunder to deliver (or attempt to deliver) the same upon request: (i) an estoppel certificate, and which shall be addressed to (or entitled to be relied upon by) the Seller and Buyer, (ii) an executed and acknowledge memorandum of lease in recordable form, to the extent no such memorandum has been previously recorded with respect to such Lease, and (iii) an executed and acknowledged subordination, non-disturbance and attornment agreement from any third-party lender having a security interest in the applicable Leased Real Property meeting the requirements set forth in the applicable Lease, and solely to the extent the applicable Lease requires that it be delivered, to the extent such an instrument has not previously been delivered by such lender.

Section 6.6 Antitrust Notifications.

(a) As promptly as possible after the date of this Agreement, but in any event within ten (10) Business Days following the date of this Agreement, if required by any Law, each of the Buyer and the Seller shall file with the FTC and the Antitrust Division the Notification and Report Form under the HSR Act required for the transactions contemplated under this Agreement.  Each of the Parties shall furnish promptly to the FTC, the Antitrust Division and any other requesting Governmental Authority any additional information requested by either of them pursuant to the HSR Act or any other antitrust notification in connection with such filings.  Any such Notification and Report Form and additional information, if any, submitted to the FTC or the Antitrust Division shall be in substantial compliance with the requirements of the HSR Act.  Each of the Buyer and the Seller shall furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under the HSR Act and shall keep the other apprised in a prompt manner of the status and substance of any communications with, and inquiries or requests from, the FTC and the Antitrust Division.

(b) All filing fees incurred in connection with any filings in relation to the HSR Act and other applicable competition Laws with respect to the transactions contemplated hereunder shall be paid solely by the Buyer, whether or not such transactions are consummated; provided that if this Agreement is terminated pursuant to Section 9.1(a), Section 9.1(b) or Section 9.1(c) and the Buyer is not in breach of any representation, warranty, covenant or agreement contained in this Agreement at the time of such termination,  then the Seller shall reimburse the Buyer in an amount equal to 50% of such fees and expenses.  Except with respect to any filing fees, the Seller and Buyer shall each bear its respective costs, including but not limited to attorneys’ fees, incurred in connection with any filings in relation to the HSR Act and other applicable competition Laws with respect to the transactions contemplated hereunder.

(c) The Buyer shall use its reasonable best efforts to obtain any necessary approval from any Governmental Authority responsible for merger control, antitrust or competition Law, and to prevent the initiation of any lawsuit under any merger control, antitrust or competition Law, and to prevent the entry of any decree, judgment, injunction, preliminary or permanent, or any order that would otherwise make the transactions contemplated under this Agreement unlawful.  If any Action is instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement as a violation of any merger control, antitrust or competition Law, or if any decree, judgment, injunction or other Order is entered, enforced or attempted to be entered or enforced by a court or other Governmental Authority, which decree, judgment, injunction or other Order would make the transactions contemplated by this Agreement illegal or would otherwise prohibit, prevent, restrict, impair or delay consummation of the transactions contemplated by this Agreement, the Buyer shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any such decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement and to have such decree, judgment, injunction or other Order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement; provided, however, notwithstanding the foregoing, nothing in this Agreement shall require, or be construed to require Buyer, in connection with the receipt of any regulatory approval (including pursuant to the HSR Act) to proffer to, or agree to:

(i) sell or hold separate and agree to sell, divest or to discontinue to or limit, before or after the Closing Date, any assets, businesses, or interest in any assets or businesses of Seller or any of its Affiliates or Subsidiaries (or to consent to any sale, or agreement to sell, or discontinuance or limitation by Buyer, as the case may be, of any of its assets or businesses);

(ii) any material conditions relating to, or material changes or material restrictions in, the operations of any such asset or businesses; or

(iii) take any action that would, or would be reasonably likely to, impose any material cost, liability or obligation on Buyer or any of its Affiliates or Subsidiaries.

Section 6.7 Further Assurances.  Subject to the terms and conditions of this Agreement, each of the Parties shall use its reasonable best efforts to effect the transactions contemplated by this Agreement in accordance with the terms set forth in this Agreement.  Each of the Parties, at the request of another party to this Agreement, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of the transactions contemplated by this Agreement.

Section 6.8 Public Announcements.  The Parties agree that no press release or public announcement, statement or disclosure concerning the transactions contemplated by this Agreement shall be issued by any of the Parties without the prior written consent of the Seller or the Buyer, as applicable, except as such release or announcement may be required by applicable Law or applicable stock exchange regulation (including Buyer making a public announcement through the filing of a Current Report on Form 8-K upon execution of this Agreement or otherwise), in which case, the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 6.9 Fees and Expenses.  Except as set forth in Section 6.6(a) and except as otherwise provided in this Agreement, all fees and expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the other documents and transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the transactions contemplated under this Agreement are consummated.

Section 6.10 Employees and Employee Benefits.

(a) The Buyer shall be granted reasonable access to the Key Employees for the purpose of discussing employment terms and shall offer employment effective on the Closing to substantially all of the employees of the Seller as of the Closing, including employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence.  Any such employees of the Seller as of the Closing who accept and continue employment with the Buyer shall be referred to herein as the “Employees”.  Notwithstanding anything to the contrary set forth herein, nothing herein shall preclude the Buyer from terminating the employment of any Employee for any reason.

(b) The Buyer shall assume and honor all Plans other than the Home Meridian International, Inc. Change in Control Bonus Plan (the “Assumed Plans”) in accordance with their terms as in effect immediately prior to the Closing, subject to any amendment or termination thereof that may be permitted by such Plans or as may be permitted under applicable law. The Buyer will pay or cause to be paid any amounts that have been properly accrued and expensed under any Old Plan (as defined herein) prior to the Closing that remain outstanding in the ordinary course of business consistent with historical practice.

(c) For all purposes under the employee benefit plans of the Buyer and its Affiliates providing benefits to any Employees after the Closing (the “New Plans”), each Employee will be credited with his or her years of service with the Seller prior to the Closing (including predecessor or acquired entities or any other entities for which the Seller has given credit for prior service), to the same extent as such Employee was entitled, prior to the Closing, to credit for such service under the corresponding Assumed Plan, except (i) for purposes of benefit accrual under any Assumed Plan that is a defined benefit plan, (ii) for any purpose where service credit for the applicable period is not provided to participants generally, or (iii) to the extent such credit would result in a duplication of benefits.  In addition, and without limiting the generality of the foregoing (i) each Employee will be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar or comparable Assumed Plan in which such Employee participated immediately prior to the Closing (such plans, collectively, the “Old Plans”) and (ii) the Buyer will cause any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) The Seller shall:  (i) terminate the Home Meridian International, Inc. Employee Savings 401(k) Plan (“HMI 401(k) Plan”) effective immediately prior to the Closing Date, (ii) cause the account balances of all participants in the HMI 401(k) Plan to be fully vested effective immediately prior to the Closing Date; and (iii) take any actions necessary to ensure that the account balances of participants in the HMI 401(k) Plan are distributable from the HMI 401(k) Plan on, or as administratively practicable after, the Closing Date.  As of the Closing Date, Buyer shall cover (or cause to be covered) each Employee under a defined contribution plan qualified under Sections 401(a) and 401(k) of the Code (the “Buyer DC Plan”).  Buyer shall cause each Employee who (i) was a participant in such HMI 401(k) Plan, (ii) has an account balance under the HMI 401(k) Plan and (iii) who is then an employee of the Buyer to be permitted to roll over such account balance (including any outstanding loan) to the Buyer DC Plan, provided that such a rollover is elected by the eligible Employee before the first anniversary of the Closing Date.

(e) From and after the Closing Date, Buyer shall be solely responsible for providing continuation coverage (and giving any required notices related thereto) under Section 4980B(f) of the Code and Part 6 of Subtitle B of Title I of ERISA to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement.

(f)  Prior to the Closing Date, the Seller shall (i) use commercially reasonable efforts to obtain from each “disqualified individual” (as defined in Section 280G(c) of the Code) a waiver by such individual of any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that such payments and benefits would not be “excess parachute payments” under Section 280G of the Code and (ii) submit to its stockholders for a vote all such waived payments in a manner such that, if such vote is adopted by the Seller's stockholders in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder (the “280G Shareholder Approval Procedures”), no payment received by such “disqualified individual” would be a “parachute payment” under Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code).  Such vote shall establish the disqualified individual’s right to the payment or other compensation.  Buyer shall provide the Seller with sufficient information regarding any agreement between Buyer and any disqualified individual to enable the Seller to obtain stockholder approval of any compensation payable under such agreement in accordance with the 280G Shareholder Approval Procedures.  The Seller agrees to provide to Buyer written drafts of the shareholder disclosure statement, waivers, and stockholder approval forms that will be provided to disqualified individuals and stockholders in advance of delivering such documents to the disqualified individuals and stockholders, as applicable.

Section 6.11 Non-Solicitation; Non-Hire.  The Seller shall not during the period that is twelve (12) months following the Closing Date hire any Key Employee employed by the Buyer as of the Closing Date, or solicit or induce, or in any manner attempt to solicit or induce, any Key Employee employed by the Buyer as of the Closing Date to terminate such Person’s employment with the Buyer; provided that the foregoing shall not be violated by (i) general advertising not targeted at employees of the Buyer; or (ii) hiring or soliciting any Person who has been terminated by the Buyer prior to the six (6) month period prior to the date of such hiring or solicitation.

Section 6.12 Bulk Transfer Laws.  The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to the Buyer, and Seller shall indemnify the Buyer Indemnified Parties with respect thereto.

Section 6.13 Financing.

(a) The Buyer shall use its reasonable best efforts to cause the Financing contemplated by the Commitment Letter, subject to the terms and conditions set forth therein, to be available at Closing, including by using its best efforts to (i) maintain in effect the Commitment Letter and, if entered into prior to the Closing, the definitive documentation with respect to the Financing contemplated by the Commitment Letter; (ii) satisfy on a timely basis all conditions applicable to the Buyer in the Commitment Letter that are within its control and comply with its obligations thereunder and not take or fail to take any action that would be reasonably expected to prevent or impede or delay the availability of the Financing; and (iii) enforce its rights under the Commitment Letter in the event of a breach by the Financing source that impedes or delays the Closing, including by seeking specific performance of the parties thereunder if necessary, unless the Buyer reasonably concludes that seeking specific performance is impracticable or not reasonably likely to succeed under such circumstances.  In the event that all conditions to the Financing have been satisfied, the Buyer shall use its best efforts to cause the lenders and the other Persons providing such Financing to fund such Financing on the Closing Date.  Notwithstanding anything to the contrary herein, if the Financing in the amount set forth in the Commitment Letter becomes unavailable to the Buyer on the terms and conditions set forth therein, the Buyer shall use its reasonable best efforts to obtain such funds to the extent available on material terms and conditions no less favorable in the aggregate to the Buyer than as set forth in the Commitment Letter (the “Alternate Financing”).  For purposes of this Agreement, “reasonable best efforts” or any substantially similar undertakings shall not require Buyer to (i) pay (or agree to pay) more for the Financing or the Alternate Financing (whether in interest rate, fees or otherwise) than the terms set forth in the Commitment Letter, or (ii) waive any condition or agree to any changes to the Commitment Letter.

(b) The Seller shall provide such cooperation and assistance as the Buyer reasonably requests in connection with the arrangement of the Financing contemplated by the Commitment Letter or any Alternate Financing, including (to the extent that such activities do not unreasonably interfere with the business or operations of the Seller):

(i) participation by appropriate senior management of the Seller in a reasonable number of meetings, due diligence sessions, drafting sessions and sessions with rating agencies and prospective lenders;

(ii) assisting Buyer with the preparation of customary rating agency presentations, marketing materials and information memoranda (including the delivery of one or more customary representation and authorization letters) as may be required in connection with the Financing;

(iii) facilitating the pledging and mortgaging of collateral, including assisting with the preparation of security documents, other definitive financing documents, and other certificates or documents and back-up therefor as may be reasonably requested by the Financing sources provided that no obligation or agreement of the Seller under any agreement, document or pledge related to the Financing shall be operative until the Closing and no release or termination of any Lien shall be effective until the Closing and only in accordance with the applicable payoff documents;

(iv) furnishing Buyer, as promptly as practicable, with such financial and other pertinent information relating to the Seller or the Purchased Assets as may be reasonably required by the Financing sources, and using reasonable best efforts to obtain customary comfort letters and consents from independent public accountants (provided that the Seller shall not be required to prepare or furnish any financial statements other than the Financial Statements, and provided, further, that the Buyer shall be responsible for the preparation of pro forma financial statements);

(v) assisting in the negotiation of definitive documents for the Financing as may be reasonably requested by the Buyer, to become effective on the Closing;

(vi) delivering notices of prepayment within the time periods required by the relevant agreements governing the Seller’s indebtedness, to become effective only upon the Closing, and obtaining customary consents payoff letters, lien terminations and instruments of discharge to be delivered at and effective only on the Closing, to allow for the payoff, discharge and termination in full at the Closing of such indebtedness as is required to be repaid, discharged or terminated pursuant to the definitive documents for the Financing; and

(vii) promptly and in any event at least three (3) Business Days prior to the Closing Date, furnishing Buyer with all documentation and other information (to the extent reasonably requested by the Financing sources at least ten (10) Business Days prior to the Closing Date) that is required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(c) Nothing in this Section 6.13 shall require the Seller to (i) waive or amend any terms of this Agreement; (ii) take any action that could be expected to result in a breach of a Material Contract; (iii) take any action that would reasonably be expected to subject it to any actual liability or require it to pay or reimburse any fees or expenses for which it would not be entitled to reimbursement pursuant to Section 6.13(e) or is not otherwise indemnified by or on behalf of Buyer, or to give any indemnities that are effective prior to the Closing; or (iv) obtain approval of its board of directors or similar governing body for any resolutions or authorizations relating to the Financing.

(d) All non-public or other confidential information provided by Seller or any of its Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement; provided, however that Buyer shall be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions that are or may become parties to the Financing or the Alternate Financing (and to their respective counsel and auditors) so long as such Persons obtain the prior written consent of the Seller prior to receiving any such information and (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other customary confidentiality undertakings reasonably satisfactory to the Seller (it being acknowledged and agreed that the notices and undertakings in a form customarily used in confidential information memoranda for senior credit facilities or mezzanine facilities are reasonably satisfactory to the Seller).

(e) Promptly upon request by the Seller, the Buyer shall reimburse the Seller (or pay in advance) for any reasonable and documented out-of-pocket costs and expenses (including outside attorneys’ fees) incurred by the Seller in connection with the cooperation of the Seller contemplated by this Section 6.13.

Section 6.14 Rule 144.

(a) The Seller and the Seller Designees have acknowledged that the Buyer Shares being issued as Stock Consideration are “restricted securities” as defined in Rule 144 promulgated under the Securities Act and will be subject to a lock-up period of six (6) months.  The Buyer Shares may not be transferred, resold, pledged, hypothecated or otherwise disposed of in the absence of a legal opinion of counsel reasonably acceptable to the Buyer that such transfer may be made without registration under the Securities Act and all applicable state securities or blue sky laws.

(b) With a view to making available to the Seller and the Seller Designee(s) the benefits of Rule 144 promulgated under the Securities Act and any other similar rule or regulation of the SEC that may at any time permit the Seller Designee(s) to sell securities of the Buyer to the public without registration, the Buyer agrees to use commercially reasonable efforts to:

(i) make and keep adequate current public information available, as those terms are understood and defined in Rule 144;

(ii) file with the SEC in a timely manner all reports and other documents required of the Buyer under the Securities Act and the Exchange Act, for so long as the Buyer remains subject to such requirements, and the filing of such reports and other documents as is required for sales under Rule 144;

(iii) submit electronically and post on its corporate web site, if any, every interactive data file required to be submitted and posted pursuant to Rule 405 of Regulation S-T; and

(iv) furnish to the Seller and any of the Seller Designees, promptly upon written request, (A) to the extent accurate, a written statement by Buyer that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act and (B) such other information as may be reasonably requested to permit the Seller Designees to sell such securities pursuant to Rule 144 without registration.

(c) Provided the Seller Designee or the Seller, as applicable meets the requirements of Rule 144 as heretofore referenced, the Buyer shall promptly, upon the Seller or a Seller Designee’s written request, provide instructions to its stock transfer agent to remove the restrictive legend from any stock certificate representing the Seller or the Seller Designee’s portion of the Stock Consideration.  The Seller or the Seller Designee, as applicable, shall provide Buyer with the customary written certificates necessary for Buyer to satisfy the foregoing requirement.

Section 6.15 R&W Insurance Policy.  Prior to the Closing, the Buyer shall use its reasonable best efforts to cause AIG Specialty Insurance Company (the “Insurer”) to effectuate the Buyer-Side Representations & Warranty Insurance policy, bound by the Insurer on the date hereof, having terms and conditions as set forth in the Binder Agreement dated January 5, 2016 and attached hereto as Exhibit F, with policy number 64738466 (as may be amended, modified or supplemented from time to time in accordance with this Agreement) (the “R&W Insurance Policy”), it being acknowledged and agreed that any amendments, modifications or supplements to, or waivers under, the R&W Insurance Policy that are material to Seller’s indemnification obligations set forth in Article X shall require the prior written consent of the Seller, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.16 Noncompetition.

(a) Without the prior written consent of the Buyer, the Seller shall not directly or indirectly (whether through any partnership of which it is a member, through any trust in which it is a beneficiary or trustee or through a corporation or other entity in which it has any interest, legal or equitable, or in any other capacity whatsoever) until the date which is the three (3) year anniversary of the Closing Date, invest, engage or participate or plan or prepare to invest, engage or participate in a Competing Business in North America or any nation, state, territory or location where the Seller has conducted the Business within the past three (3) years.  Notwithstanding the restrictions contained in this Section 6.16(a), no Person shall be prohibited from acquiring or holding an interest of less than 5% of the outstanding equity securities of any Competing Business whose equity securities are listed on a national securities exchange, quoted on the national or capital markets or traded in the over-the-counter bulletin board.

(b) Without the prior written consent of the Buyer, the Seller shall not until the date which is the three (3) year anniversary of the Closing Date, solicit, divert or take away or attempt to divert or take away the business or patronage of any of the clients, customers or suppliers of the Business to any individual, partnership, firm, business, corporation or other entity engaged in or planning or preparing to engage in a Competing Business.

(c) Without the prior written consent of the Buyer, Seller shall procure that Cerberus Capital Management, L.P., a Delaware limited partnership (“Cerberus”) and each Affiliate of Cerberus that provides investment management and/or administrative services to privately-placed pooled investment vehicles (the “Management Company Affiliates,” and together with Cerberus, the “Cerberus Group”) not to, and no member of the Cerberus Group shall, act in concert with the Seller or any other Person to, until the date which is the three (3) year anniversary of the Closing Date, solicit, divert or take away or attempt to divert or take away the business patronage of any of the clients, customers, or suppliers of the Business to any individual, partnership, firm, business, corporation or other entity in or planning or preparing to engage in a Competing Business; provided that, this Section 6.16(c) shall not prohibit any such action by any portfolio company that is controlled by any member of the Cerberus Group so long as such portfolio company is not acting in concert with any member of the Cerberus Group to circumvent this Section 6.16(c).

(d) The Seller agrees that the duration and area for which the covenant not to compete set forth in Section 6.16(a) is to be effective is reasonable.  In the event that any court determines that the time period or the area or both of them are unreasonable and such covenant is to that extent unenforceable, the Seller agrees that the covenant shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.  The Seller agrees that damages are an inadequate remedy for any breach of this covenant and that Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this covenant.  No waiver of any breach of the foregoing covenant shall be implied from the forbearance or failure of Buyer to take action thereon.  The Seller acknowledges and agrees that the sale of the Purchased Assets contemplated hereby includes the sale of goodwill in the Seller and the consideration to be paid pursuant to this Agreement for this covenant not to compete is adequate.

(e) The Seller covenants and agrees with Buyer that it will not at any time, except in performance of its obligations to Buyer, directly or indirectly, use, disclose or publish, or permit other Persons (including Affiliates of the Seller) to disclose or publish, any confidential information with respect to the Business, excluding information to the extent relating to the Excluded Assets or the Excluded Liabilities, or use any such information in a manner detrimental to the interests of Buyer or any of its Affiliates, unless (i) such information becomes generally known to the public through no fault of the Seller or its Affiliates, (ii) the disclosing party is advised in writing by counsel that disclosure is required by Law or the order of any Governmental Authority of competent jurisdiction under applicable Law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with a subpoena served upon or in the defense of a lawsuit against the disclosing party; provided that prior to disclosing any information pursuant to clauses (ii) and (iii) above, such Person shall give prior written notice thereof to Buyer and provide Buyer with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure.

Section 6.17 No Shop.  From the date hereof until the Closing or the earlier termination of this Agreement, neither the Seller or any of its Affiliates, directors, officers, employees and legal and financial advisors shall: (a) initiate, solicit, entertain, negotiate, accept, discuss or knowingly encourage, directly or indirectly, any proposal or offer (an “Acquisition Proposal”) by any person or entity (other than Buyer) regarding (i) the sale or license of all or any material assets of the Seller or the Business, (ii) any sale, merger, consolidation, liquidation, dissolution, public offering, recapitalization, issuance of securities or similar transaction involving the Seller or the Business, or (iii) the issuance or transfer of any equity of the Seller (each of the actions referred to in the immediately preceding clauses (i) through (iii), a “Third Party Acquisition”), (b) except as otherwise required by Law or in the ordinary course of business, provide any non-public financial or other confidential or proprietary information regarding the Seller or the Business to any person or entity (other than Buyer or its Representatives), (c) take any other action with the purpose of facilitating any inquiries or the making of any proposal that constitutes, or would reasonably be expected to result in, a Third Party Acquisition, (d) enter into any written or oral agreement, arrangement or understanding requiring the Seller to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, or (e) enter into any written or oral agreement or understanding with any Person (other than Buyer) authorizing a Third Party Acquisition.  The Seller agrees to promptly, and in any event within two (2) Business Days following receipt, notify Buyer if the Seller or, to the Knowledge of the Seller, any of their respective Representatives receives any indications of interest, requests for information or offers in respect of an Acquisition Proposal.

Section 6.18 Maintenance of Existence.  The Seller shall remain in existence and in good standing in the Commonwealth of Virginia for at least eighteen (18) months following the Closing Date, during which time the Seller shall not file for dissolution.  Seller shall not be prevented from making dividends or distributions to its shareholders or creditors, including distributions of the Purchase Price; provided that such distributions are in accordance with applicable Law and this Agreement. Following the Closing, the Buyer shall make reasonably available to the Seller the Key Employees then-employed by the Buyer for the purposes of dissolving or otherwise winding up the Seller and assisting the Seller with performance of its obligations under this Agreement.

Section 6.19 Name Changes.  Within 30 days after the Closing Date, the Seller shall take any and all actions or cause to be taken such actions to amend its name to remove “Home Meridian” and any and all derivations thereof, including, without limitation, making any and all required filings with Governmental Authorities.

Section 6.20 No Hunt.  Buyer shall not, and shall not allow its Subsidiaries or Affiliates to, permit any subsurface sampling, analysis or investigation of any Leased Real Property by or on behalf of Buyer (or an Affiliate or Subsidiary of Buyer) after the Closing Date unless such sampling, analysis, or investigation is: (1) required by any Environmental Law; (2) in response to a request of a Governmental Authority pursuant to its authority under Environmental Law; (3) conducted in response to an Environmental Claim; or (4) in response to a reasonable due diligence request from the owners of such Leased Real Property.

Section 6.21 Further Agreements.

(a) The Seller authorizes and empowers the Buyer from and after the Closing Date to receive and to open all mail or other communications addressed to the Seller and received by the Buyer, in order to determine whether or not such mail relates to the Purchased Assets or the Assumed Liabilities. The Buyer shall deal with the contents of all such communications in accordance with the provisions of this Section 6.21.  The Buyer shall promptly deliver to the Seller any mail or other communication received by it after the Closing Date that relates solely to Excluded Assets or Excluded Liabilities and/or that does not relate to the Purchased Assets or the Assumed Liabilities (or copies thereof, to the extent it relates to the Purchased Assets or the Assumed Liabilities, but also relates to Excluded Assets or Excluded Liabilities).  Seller agrees that Buyer has the right and authority to endorse, without recourse, any check or other evidence of indebtedness received by Buyer in respect of any note or account receivable transferred to Buyer pursuant to this Agreement and Seller shall furnish such evidence of this authority as the Buyer may reasonably request; provided, that the foregoing authority is without prejudice to any rights the Seller may have with respect to any check or other evidence of indebtedness, to the extent it does not relate to the Purchased Assets or the Assumed Liabilities.  Cash payments addressed to Seller, or checks payable to Seller, in each case, that do not constitute or do not relate to a Purchased Asset or an Assumed Liability, shall be forwarded to the Seller by the Buyer.

(b) To the extent that the Seller receives any cash, check, electronic credit or deposit that constitutes a Purchased Asset, Seller shall promptly wire transfer the appropriate amount in immediately available funds to the Buyer.

(c) The Buyer shall promptly deliver to the Seller any mail or other communication addressed to the Buyer and received by it after the Closing Date that relates to the Excluded Assets or the Excluded Liabilities.  In addition, to the extent that the Buyer receives any cash, check, electronic credit or deposit that constitutes an Excluded Asset, the Buyer shall promptly wire transfer the appropriate amount in immediately available funds to the Seller.

(d) From and after the Closing Date, the Seller shall refer all inquiries with respect to the Purchased Assets and the Assumed Liabilities to the Buyer, and the Buyer shall refer all inquiries with respect to the Excluded Assets and the Excluded Liabilities to the Seller.

ARTICLE VII

TAX MATTERS

Section 7.1 Transfer Taxes.  The Buyer and the Seller shall each pay an equal portion of the total of any stamp, documentary, registration, sales, use, transfer, added value or other non-Income Tax imposed under applicable Law in connection with the transactions contemplated by this Agreement or the other Transaction Documents (a “Transfer Tax”).  The Seller and the Buyer shall cooperate to prepare and timely file any Tax Returns required to be filed in connection with Transfer Taxes.

Section 7.2 Tax Adjustments.  Taxes (other than Transfer Taxes or Income Taxes) imposed upon or assessed directly against the Purchased Assets for the Tax period in which the Closing occurs (the “Proration Period”) will be apportioned and prorated between the Seller on the one hand and the Buyer on the other hand as of the Closing Date with the Buyer bearing the expense of the Buyer’s proportionate share of such Taxes, which shall be equal to the product obtained by multiplying (a) a fraction, the numerator being the number of days in the Proration Period following the Closing Date and the denominator being the total number of days in the Proration Period, by (b) the amount of such Taxes, and the Seller shall bear the remaining portion of such Taxes.  If the precise amount of any such Tax cannot be ascertained on the Closing Date, apportionment and proration shall be computed on the basis of the amount payable for each respective item during the Tax period immediately preceding the Proration Period and any proration shall be adjusted thereafter on the basis of the actual charges for such items in the Proration Period.  Within ten (10) days after receipt of a refund of any Taxes that were subject to proration under this Section 7.2, the Party that receives any such refund shall remit to the other Party its share, if any, of such refund, with each Party’s share to be calculated on the same basis as provided above.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Conditions to Each Party’s Obligation.  The respective obligation of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver (by the party entitled to the benefits of such conditions and to the extent permitted by Law) at or prior to the Closing of the following conditions:

(a) Any waiting period (and any extension of such waiting period) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act (where such approval is mandatory) shall have been terminated or shall have expired.  Any consents, approvals and filings under the antitrust Laws specified on Schedule 8.1(a), the absence of which would prohibit the consummation of the transactions contemplated by this Agreement, shall have been obtained or made.

(b) No Order issued by any Governmental Authority of competent jurisdiction or other Law enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated under this Agreement shall be in effect; provided that prior to asserting this condition, subject to Section 6.5(a), each of the Parties shall have used its applicable efforts to prevent the entry of any such Order and to appeal as promptly as possible any such Order that may be entered.

Section 8.2 Conditions to Obligations of the Buyer.  The obligations of the Buyer to consummate the transactions contemplated by this Agreement are further subject to the satisfaction or waiver (by the Buyer) at or prior to the Closing of the following conditions:

(a) The representations and warranties of the Seller in this Agreement that are qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing as though made at the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case, such representations and warranties shall be true and correct in all material respects on and as of such earlier date); provided that if as of the Closing, the aggregate Warranty Losses the Buyer is reasonably likely to incur as a result of the failure of any such representations and warranties of the Seller to be so true and correct as of the Closing (as though made at the Closing, except to the extent such representations and warranties expressly relate to an earlier date), after the application of any Escrow Funds or proceeds under the R&W Insurance Policy that would be available to offset such Warranty Losses is (i) less than or equal to $1,000,000, then the condition set forth in this Section 8.2(a) shall be deemed to be satisfied; (ii) greater than $1,000,000 and less than $5,000,000, then the Parties shall negotiate in good faith for a period of 30 days (and, to the extent the Outside Date falls within such 30-day period, the Outside Date shall automatically be extended to coincide with the end of such 30-day period), and upon mutual agreement of the Parties, if any, the condition set forth in this Section 8.2(a) shall be deemed to be satisfied; or (iii) greater than or equal to $5,000,000, then the condition set forth in this Section 8.2(a) shall not have or have been deemed to have been satisfied; provided, for the avoidance of doubt, that Section 10.7(a) shall not apply for purposes of the calculation contemplated by this Section 8.2(a);

(b) The Seller shall have performed or complied with, in all material respects, all agreements or covenants required to be performed by it under this Agreement and the other Transaction Documents to which the Seller is a party at or prior to the Closing;

(c) Since the Balance Sheet Date, there shall not have occurred a Material Adverse Effect;

(d) The Buyer shall have obtained the Financing on terms substantially similar to those provided for in the Commitment Letter or any Alternate Financing;

(e) The Seller Required Approvals set forth on Section 8.2(e) of the Disclosure Schedule shall have been made or obtained;

(f) Seller shall have filed or caused to have been filed with the Internal Revenue Service on or before January 31, 2016 an application for a determination letter on the qualified status of the Pulaski Furniture Corporation Pension Plan for Employees; and

(g) The deliveries required under Section 3.2(f) shall have been made.

Section 8.3 Conditions to Obligations of the Seller.  The obligations of the Seller to effect the transactions contemplated by this Agreement are further subject to the satisfaction or waiver (by the Seller) at or prior to the Closing of the following conditions:

(a) The representations and warranties of the Buyer in this Agreement that are qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing as though made at the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case, such representations and warranties shall be true and correct in all material respects on and as of such earlier date);

(b) The Buyer shall have performed or complied with, in all material respects, all agreements or covenants required to be performed by it under this Agreement and the other Transaction Documents to which the Buyer is a party at or prior to the Closing;

(c) Since November 1, 2015 there shall not have occurred a Buyer Material Adverse Effect;

(d) The transactions set forth in Sections 3.2(a)-(e) shall have occurred; and

(e) The deliveries required under Section 3.2(g) shall have been made.

ARTICLE IX

TERMINATION

Section 9.1 Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Parties; or

(b) by either the Buyer or the Seller:

(i) if the transactions contemplated under this Agreement are not consummated on or before June 1, 2016 (the “Outside Date”) as may be automatically extended pursuant to Section 8.2(a)(ii), unless the failure to consummate the transactions is the result of a breach of this Agreement by the party seeking to terminate this Agreement; or

(ii) if any condition to the obligation of such party to consummate the transactions contemplated under this Agreement set forth in Section 8.1 (in the case of each party hereto), Section 8.2 (in the case of the Buyer), or Section 8.3 (in the case of the Seller) becomes incapable of satisfaction prior to the Outside Date; provided that such termination shall not be available to any Party whose failure to comply with or perform any representation, warranty or covenant contained in this Agreement has been the primary cause of such incapability to satisfy such condition; provided, further, if the Seller negotiates in good faith for a period of 30 days pursuant to Section 8.2(a)(ii) and the Parties fail to reach a mutual agreement, then the Seller shall have the right to terminate this Agreement; provided, further, for the avoidance of doubt, if Section 8.2(a)(iii) applies, then the Seller shall also have the right to terminate this Agreement.

(c) by the Buyer, if the Seller breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.2 and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to the Seller of such breach; provided that the Buyer is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement; or

(d) by the Seller, if the Buyer breaches or fails to perform any of any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.3 and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to the Buyer of such breach; provided that the Seller is not then in breach of any representation, warranty, covenant or agreement in this Agreement.

Section 9.2 Effect of Termination.

(a) If this Agreement is terminated for any reason, the provisions of Section 6.3 (Access to Information; Confidentiality), Section 6.6(a) (Antitrust Notifications), Section 6.8 (Public Announcements), Section 6.9 (Fees and Expenses), Article XI (General Provisions) and this Section 9.2 shall remain in full force and effect.

(b) If this Agreement is terminated as provided in Section 9.1, this Agreement shall forthwith become void (except to the extent provided in Section 9.2(a) above) and there shall be no liability or obligation under this Agreement on the part of any Party to this Agreement or their respective Representatives; provided, however, (a) that the provisions of Section 6.9 shall survive the termination of this Agreement and (b) termination of this Agreement shall not relieve any Party of any liability for any breach occurring prior to such termination.

(c) Buyer Termination Fee.

(i) If this Agreement is terminated by the Buyer or the Seller as provided in Section 9.1(b) at a time when all conditions set forth in Section 8.1 and Section 8.2 have been satisfied, except for (A) conditions that by their nature are only capable of being satisfied at Closing, and (B) the condition set forth in Section 8.2(d), or by the Seller as provided Section 9.1(d) as the result of the Buyer’s material breach of its obligations pursuant to Section 6.13 and provided that the Seller is not in material breach of its obligations pursuant to Section 6.13, the Parties agree that the Seller shall have suffered a loss of value to their assets of an incalculable nature and amount, unrecoverable in law, and the Buyer shall pay to the Seller a fee of $1,000,000 (the “Buyer Termination Fee”) as liquidated damages, and not as a penalty, it being understood that (x) in no event shall Buyer be required to pay the Buyer Termination Fee on more than one occasion and (y) under no circumstances shall the Seller be permitted or entitled to receive both a grant of specific performance that results in a Closing and any money damages for a breach of Section 6.13, including all or any portion of the Buyer Termination Fee. The Buyer Termination Fee shall be payable in immediately available funds by wire transfer to an account designated by the Seller no later than five (5) Business Days after such termination.  The Parties agree that the agreements contained in this Section 9.2(c) are an integral part of the transactions contemplated under this Agreement and without these agreements, the Seller would not have entered into this Agreement.

(ii) Notwithstanding anything to the contrary in this Agreement, the Seller’s right to receive payment of the Buyer Termination Fee pursuant to this Section 9.2(c) shall be the sole and exclusive remedy of the Seller against the Buyer or any of its Affiliates or any of their respective stockholders, partners, members or Representatives for any and all losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and upon payment of the Buyer Termination Fee in accordance with this Section 9.2(c), none of the Buyer or any of its Affiliates or any of their respective stockholders, partners, members or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

(d) Subject to Section 9.2(c), if this Agreement is terminated as provided in subsections (b), (c) or (d) of Section 9.1, such termination shall be without prejudice to any rights that the terminating party may have against any breaching party or any other Person under the terms of this Agreement or otherwise.

ARTICLE X

INDEMNIFICATION; R&W INSURANCE

Section 10.1 Survival.

(a) The representations and warranties contained in this Agreement shall survive the Closing Date and continue in full force and effect for eighteen (18) months after the Closing Date and shall thereafter be of no further force or effect; provided that the representations and warranties contained in (i) Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.3 (Authority), Section 4.10 (Title to Assets), Section 4.15 (with respect to title and ownership only) (Intellectual Property) and Section 4.19 (Brokers) (collectively, the “Seller Fundamental Representations”) and (ii) Section 5.1 (Organization and Qualification), Section 5.3 (Authority) and Section 5.6 (Brokers) (collectively, the “Buyer Fundamental Representations”) shall survive the Closing indefinitely unless a statute of limitations applies to claims of third parties in any such case, and with respect to such claims, such representations and warranties shall expire sixty (60) days following the expiration of the applicable statute of limitations (including any extensions thereof) provided by applicable Law.

(b) The covenants and agreements of each party contained in this Agreement shall survive the Closing in accordance with their terms until the expiration of the applicable statute of limitations; provided that any and all covenants or agreements of any party relating to any period prior to the Closing shall not survive the Closing and shall thereafter be of no further force or effect.

(c) No Indemnification Claim relating to the representations, warranties, covenants and agreements contained in this Agreement may be asserted pursuant to this Agreement unless (i) in the case of representations and warranties, notice of such Indemnification Claim is delivered pursuant to Section 10.4 prior to the date of expiration of such representation or warranty and (ii) in the case of representations, warranties, covenants and agreements, such Indemnification Claim is made in respect of Losses incurred prior to the date of expiration of such representation or warranty or such statute of limitations, as applicable.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty or such statute of limitations, as applicable, and such claims shall survive until finally resolved.  For the avoidance of doubt, the Parties hereby agree and acknowledge that the survival periods set forth in this Section 10.1 are contractual statutes of limitations.

Section 10.2 Indemnification.

(a) Subject to limitations set forth in this Article X, the Buyer shall indemnify, defend and hold harmless the Seller and its Affiliates, officers, directors, employees, agents, representatives, successors and assigns (the “Seller Indemnified Parties”) for any and all Losses to the extent attributable to (i) the failure of any representation or warranty the Buyer has made in Article V of this Agreement to be true and correct as of the date made and on the Closing Date, (ii) any breach by the Buyer of any post-Closing covenant or agreement of the Buyer in this Agreement, or (iii) any Assumed Liability following Closing (collectively, the claims made under this section, “Seller Claims”).

(b) Subject to limitations set forth in this Article X, the Seller shall indemnify, defend and hold harmless the Buyer, its Affiliates, and its officers, directors, employees, agents, representatives, successors and assigns (the “Buyer Indemnified Parties”) for any and all (i) Warranty Losses to the extent attributable to the failure of any representation or warranty the Seller has made in Article IV of this Agreement to be true and correct as of the date made and on the Closing Date, (ii) Losses to the extent attributable to any breach by the Seller of any post-Closing covenant or agreement of the Seller in this Agreement or (iii) Losses to the extent attributable to any Excluded Liability (collectively, the claims made under this section, “Buyer Claims”, and, together with the Seller Claims, the “Indemnification Claims”).

Section 10.3 Limitations.

(a) Seller’s Limitations.  Subject to Section 10.3(c),  the Seller shall not indemnify the Buyer Indemnified Parties, and the Buyer Indemnified Parties shall not be entitled to recover any amount for any Buyer Claims under Section 10.2(b)(i), until and unless the amount which the Buyer Indemnified Parties are entitled to recover in respect of such Buyer Claims exceeds, in the aggregate, $500,000 (the “Seller Deductible”), in which event the Buyer Indemnified Parties shall be entitled to recover the lesser of (i) $500,000 and (ii) the amount of such Buyer Claims in excess of the Seller Deductible up to the then-current amount of insurance retention under the R&W Insurance Policy (the “Seller Cap”).

(b) R&W Insurance Policy; Escrow Fund.  From and after the Closing, any claims or indemnification under Section 10.2(b)(i) shall be satisfied (i) first, by application toward the Seller Deductible (subject to Section 10.3(c) in the case of the failure of Seller Fundamental Representations to be true and correct as of the date made and at the Closing), (ii) second, by Seller provided that to the extent recovery is available under the Escrow Fund, pursuant to the Escrow Agreement, up to the Seller Cap and (iii) thereafter, by recovery under the R&W Insurance Policy (subject to Section 10.3(c) in the case of the failure of Seller Fundamental Representations to be true and correct as of the date made and at the Closing).

(c) Excluded Liabilities and Other Exceptions.  Notwithstanding anything in this Article X to the contrary the Seller Deductible and the Seller Cap shall not apply to any Losses or Warranty Losses to the extent such Losses or Warranty Losses: (A) are attributable to Excluded Liabilities; (B) arise from the failure of any of the Seller Fundamental Representations to be true and correct as of the date made and at the Closing; (C) arise from a post-Closing breach by the Seller of any covenants contained in this Agreement that by their nature survive the Closing; or (D) are attributable to fraud or intentional misrepresentation.

(d) No Hunt.  Seller shall not indemnify the Buyer Indemnified Parties, and the Buyer Indemnified Parties shall not be entitled to recover any amount for any Buyer Claims under Section 10.2(b) arising from any subsurface sampling, analysis or investigation by or on behalf of Buyer after the Closing Date unless such sampling, analysis, or investigation is: (1) required by any Environmental Law; (2) in response to a request of a Governmental Authority pursuant to its authority under Environmental Law; (3) conducted in response to an Environmental Claim; or (4) in response to a reasonable due diligence request from the owners of such Leased Real Property.

Section 10.4 Claims Procedures.  Except with respect to Third Party Claims covered by Section 10.5, the party to this Agreement who wishes to make a Indemnification Claim for Losses pursuant to this Article X (an “Indemnified Party”) shall give written notice to the Seller or the Buyer, as applicable (the “Indemnitor”), promptly, and in any event no later than thirty (30) days after it acquires knowledge of the fact, event or circumstances giving rise to the claim for the Losses, but the failure of any Indemnified Party to give notice as provided in this Section 10.4 shall not relieve the Indemnitor of its obligations under this Article X, except to the extent that such Indemnitor is materially prejudiced by such failure to give notice.  Such written notice shall specify in reasonable detail the factual basis of such claim, state the amount of Losses (or if not known, a good faith estimate of the amount of Losses) and the method of computation thereof and contain a reference to the provision of this Agreement in respect of which such claim arises.  Promptly after written notice of a claim has been provided as set forth above (and in no event later than thirty (30) days after the Indemnified Party acquires knowledge of the fact, event or circumstances giving rise to a claim for Losses), the Indemnified Party shall supply the Indemnitor with such information and documents as it has in its possession regarding such claim, together with all pertinent information in its possession regarding the amount of the Losses that it asserts it has sustained or incurred, and will permit the Indemnitor to inspect such other records and books in the possession of the Indemnified Party, and will allow reasonable access, to relevant personnel, auditors and other Representatives (subject to customary exceptions for legal privilege), in each case relating to the claim and asserted Losses as the Indemnitor shall reasonably request.  The Indemnitor shall have a period of thirty (30) days after receipt by the Indemnitor of such notice and such evidence to either (i) agree to the payment of the Losses to the Indemnified Party or (ii) contest the payment of the Losses.  If the Indemnitor does not agree to or contests the payment of the Losses within such 30-day period, then the Indemnitor shall be deemed not to have accepted the Losses and the Parties shall negotiate in good faith to seek a resolution of such dispute. If the Indemnitor agrees to the payment of the Losses within such 30-day period in accordance with the second preceding sentence, then it shall, within ten (10) Business Days after such agreement, pay to the Indemnified Party the amount of the Losses that is payable pursuant to, and subject to the limitations set forth in, this Article X.

Section 10.5 Third Party Claims.

(a) If any claim or action at law or suit in equity is instituted by a third party against a Covered Party (each, a “Third Party Claim”) with respect to which a Covered Party intends to claim indemnification for any Losses under Section 10.2(b) or recovery under the R&W Insurance Policy, as the case may be, then such Covered Party shall give written notice to the Indemnitor or, in the case of a claim under the R&W Insurance Policy, the Seller (as the case may be, the “Responsible Party”), promptly, and in any event no later than thirty (30) days after it has knowledge of a written assertion of liability from the Third Party, and shall not make any admissions or acceptances, but the failure of any Covered Party to give notice as provided in this Section 10.5 shall not relieve the Responsible Party of its obligations under Section 10.2(b), except to the extent that such Responsible Party is materially prejudiced by such failure to give notice.  Such written notice shall specify in reasonable detail the factual basis of such claim, state the amount of Losses (or if not known, a good faith estimate of the amount of Losses) and the method of computation thereof, and contain a reference to the provision of this Agreement in respect of which such claim arises.  The Covered Party shall supply the Responsible Party and at such Responsible Party’s election, its Representatives, agents or assigns, with such information and documents as it has in its possession regarding such claim, and will allow reasonable access to relevant personnel, auditors and other Representatives of the Covered Party (subject to customary exceptions for legal privilege) together with all pertinent information in its possession regarding the amount of the Loss that it asserts it has sustained or incurred, and will permit the Responsible Party (as well as such Responsible Party’s Representatives, agents, or assigns) to inspect such other records and books in the possession of the Covered Party and relating to the Third Party Claim and asserted Loss as the Responsible Party shall reasonably request, and the Covered Party shall cooperate with the Responsible Party with respect to matters relating to any Third Party Claims.

(b) The Responsible Party shall have the right to conduct and control, at its own expense, through counsel of its choosing, the defense of a Third Party Claim so long as the Responsible Party notifies the Covered Party that it has agreed to indemnify the Covered Party (subject to the limitations on indemnification set forth herein) for, or has confirmed that the R&W Insurance Policy covers, any and all Losses arising out of or resulting from the Third Party Claim of which it is assuming the right to conduct and control the defense within fifteen (15) Business Days of its receipt of the initial notice of the Third Party Claim, and shall do so in good faith; provided that the Covered Party may participate at its own expense, with counsel of its choosing, in the defense of such third-party action or suit although such action or suit shall be controlled by the Responsible Party.  The party defending such action or suit shall in any event defend any such matters vigorously and in good faith.

(c) The Covered Party and the Responsible Party shall in any case cooperate with each other to the fullest extent possible in regard to all matters relating to the Third Party Claim, including corrective actions required by applicable Law, assertion of defenses, the determination, mitigation, negotiation and settlement of all amounts, costs, actions, penalties, damages and the like related thereto, access to the books and records of the Seller and its Subsidiaries and, if necessary, providing the party controlling the defense of the Third Party Claim and its counsel with any powers of attorney or other documents required to permit the party controlling the defense of the Third Party Claim and its counsel to act on behalf of the other party.

(d) Neither the Covered Party nor the Responsible Party shall settle any Third Party Claim without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that if such settlement involves the payment of money only and the release of the Third Party Claim and the Covered Party is completely indemnified therefor and nonetheless refuses to consent to such settlement, then the Responsible Party shall cease to be obligated for such Third Party Claim.  Any compromise or settlement of the Third Party Claim under this Section 10.5 shall include as an unconditional and irrevocable term thereof the giving by the claimant in question to the Indemnitor and the Indemnified Party a full and final release of all liabilities in respect of such claims.

Section 10.6 Tax Treatment of Indemnity Payment.  For all Tax purposes, the Buyer and the Seller agree to treat any indemnity payment made by an Indemnitor pursuant to this Article X as an adjustment to the Purchase Price, unless otherwise required by Law.

Section 10.7 Determination of Losses.

(a) The Parties hereby agree that for the purposes of determining whether a representation or warranty is inaccurate and a breach has occurred, as well as in determining the amount of Warranty Losses that may be recovered for an Indemnification Claim under Section 10.2(b)(i), each such representation and warranty in this Agreement shall be read without regard, and without giving effect to, the term “material,” “Material Adverse Effect” or terms of similar import (fully as if any such word or phrase were deleted from such representation or warranty); provided, however, that this Section 10.7(a) shall not apply to any closing condition set forth in Section 8.2(a).

(b) In calculating the amounts payable to an Indemnified Party (including, for the avoidance of doubt, the calculation of the Seller Deductible), the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an Indemnification Claim has been made or could be made under any other representation, warranty, covenant or agreement, and shall be computed net of (i) payments recoverable by the Indemnified Party under any insurance policy (other than the R&W Insurance Policy), with respect to such Losses or pursuant to any contribution rights; and (ii) any prior or subsequent recovery by the Indemnified Party from any Person with respect to such Losses (including pursuant to any indemnification agreement or arrangement with any Third Party).

(c) Notwithstanding any other provision of this Agreement, in no event shall any Indemnified Party be entitled to indemnification to the extent any Losses were solely attributable to such Indemnified Party’s own gross negligence or willful misconduct. In respect of any Loss for which indemnification may be sought pursuant to this Article X, the Indemnified Party shall (i) take reasonable steps to mitigate any Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto; and (ii) use reasonable efforts to pursue all legal rights and remedies available (including insurance recoveries and third-party indemnification) in order to minimize the Losses to which it may be entitled to indemnification under this Agreement.  Notwithstanding anything to the contrary contained herein, in no event shall any Indemnified Party be required to (i) engage counsel or file suit in connection with any claim under any insurance policies (including the R&W Insurance Policy) or third party indemnity, contribution or other similar agreements, (ii) make any claim against any material customer, material supplier or other material business relationship or their respective Affiliates or (iii) mitigate any Losses in excess of those required by applicable law with respect to a breach of contract claim.

Section 10.8 Payments.  Once a Loss is agreed to by the Indemnitor or finally adjudicated to be payable pursuant to this Article X, the Indemnitor shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.  The Parties agree that should an Indemnitor not make full payment of any such obligations within such fifteen (15) Business Day period, the amount payable shall accrue interest from and including the date of agreement of the Indemnitor or a final, non-appealable adjudication to but not including the date such payment has been made at a monthly compounded rate equal to three-month LIBOR plus two percentage points (2%) per annum.

Section 10.9 Exclusivity of Indemnification and R&W Insurance Policy.  After the Closing Date, except as provided in Section 2.7, Section 6.11, Section 6.16, Section 9.2(b), and Section 11.7 or in the R&W Insurance Policy, indemnification under Section 10.2 shall be the sole remedy of the Parties for any breach of any provision of this Agreement.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit the rights or remedies of any party hereto under applicable Law for matters involving fraud or intentional misrepresentations by a party hereto.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Amendment.  This Agreement may be amended by the Parties at any time; provided that there shall be made no amendment that by Law requires the approval of the stockholders of the Seller without the approval of the stockholders of the Seller.  This Agreement may not be amended except by an instrument making specific reference to this Agreement in writing signed on behalf of each of the Parties.

Section 11.2 Waiver.  Subject to Section 11.1, at any time prior to the Closing, any Party to this Agreement may (a) extend the time for the performance of any obligation or other act of any opposing party to this Agreement, (b) waive any inaccuracy in the representations and warranties of any opposing party contained in this Agreement or in any document delivered pursuant to this Agreement, and (c) waive compliance with any covenant or agreement of any other party or any condition to its own obligations contained in this Agreement.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound by such extension or waiver.

Section 11.3 Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given and shall be deemed to have been duly given if delivered personally (notice deemed given upon receipt), sent by electronic transmission (including by e-mail) (notice deemed given upon confirmation of receipt), sent by a nationally recognized overnight courier service such as Federal Express (notice deemed given upon receipt of proof of delivery) or mailed by registered or certified mail, return receipt requested (notice deemed given upon receipt) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.3):

if to the Buyer:

Hooker Furniture Corporation
440 East Commonwealth Boulevard
Martinsville, VA  24112
Attention: Paul Toms
Email: ptoms@hookerfurniture.com

with copies (which shall not constitute notice) to:

McGuireWoods LLP
Gateway Plaza
800 East Canal Street
Richmond, VA 23219
Attention: James M. Anderson III
Email: jmanderson@mcguirewoods.com

and

McGuireWoods LLP
EQT plaza, 23rd Floor
625 Liberty Avenue
Pittsburgh, PA 15222
Attention: David J. Hornyak
Email: dhornyak@mcguirewoods.com

if to the Seller:

Home Meridian International, Inc.
2485 Penny Road
High Point, NC  27265
Attention: Doug Townsend
Email: DTownsend@homemeridian.com

with a copy (which shall not constitute notice) to:

Ableco Finance LLC
c/o Cerberus Capital Management, LP
875 Third Ave., 11th Floor
New York, NY  10022
Attention: Daniel E. Wolf
Email: dwolf@cerberuscapital.com

and a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP
919 Third Ave.
New York, NY 10022
Attention:  Robert B. Loper, Esq.
Email: robert.loper@srz.com

Section 11.4 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, then all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 11.5 Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement (including all Schedules and Exhibits attached hereto) together with the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the transactions contemplated by this Agreement.  Except as otherwise set forth in Section 11.10, this Agreement is not intended to confer upon any Person other than the Parties hereto and the Seller Designee(s) any rights or remedies.

(b) No provision in this Agreement modifies or amends or creates any employee benefit plan, program or document (“Benefit Plan”) unless this Agreement explicitly states that the provision “amends” or “creates” that Benefit Plan, and no third party shall be entitled to enforce any provision of this Agreement on the grounds that it is an amendment to, or a creation of, a Benefit Plan, unless that provision explicitly states that such enforcement rights are being conferred.  This provision shall not prevent the Parties to this Agreement from enforcing any provision of this Agreement.  If a person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to, or creation of a Benefit Plan, and that provision is construed to be such an amendment or creation despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively, thereby precluding it from having any effect.

Section 11.6 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties hereto; provided, however, that Buyer may assign this Agreement to an Affiliate or a purchaser of substantially all of the Purchased Assets without prior written consent (it being agreed, however, that such assignment shall not relieve Buyer of any of its obligations hereunder).  Any purported assignment without such consent shall be null and void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 11.7 Specific Performance.  The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms of this Agreement and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms of this Agreement, in addition to any other remedy at law or in equity, unless otherwise expressly provided for in this Agreement pursuant to Section 2.7(f) or Section 9.2(c).  Such equitable relief shall be in addition to any other remedy to which the Parties are entitled to at law or in equity as a remedy for such nonperformance, breach or threatened breach.  Each Party hereby waives any requirements for the securing or posting of any bond with such equitable remedy.

Section 11.8 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state.  All Actions and proceedings arising out of or relating to this Agreement or any other Transaction Document shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Delaware Court of Chancery does not have jurisdiction, in the United States District Court for the District of Delaware or any other court sitting in the State of Delaware).  The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of such court for the purpose of any Action arising in whole or in part out of, relating to, based upon or in connection with this Agreement or any other Transaction Document or the subject matter hereof or thereof brought by any Party to this Agreement, (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby may not be enforced in or by any of the above-named courts, and (c) agree not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any Action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise.  Process in any such suit, Action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 11.3 shall be deemed effective service of process on such Party.

Section 11.9 Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  Each of the Parties (a) certifies that no Representative or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.9.

Section 11.10 Affiliate Liability.  Absent fraud or intentional misrepresentation, no Seller Releasee shall have any personal liability or personal obligation to the Buyer of any nature whatsoever in connection with or under this Agreement, and the Buyer hereby waives and releases all claims of any such liability and obligation.

Section 11.11 General Interpretation.

(a) The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Unless otherwise indicated, all references in this Agreement to Sections, Articles, Annexes, Exhibits or Schedules shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(c) Unless otherwise indicated, the words “include,” “includes” and “including,” when used in this Agreement, shall be deemed in each case to be followed by the words “without limitation.”

(d) When reference is made in this Agreement to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) The Parties to this Agreement agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 11.12 Counterparts.  This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in two or more counterparts, and by the different Parties to this Agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  For purposes of this Agreement, facsimile or PDF signatures shall be deemed originals.

(Signatures appear on the following page.)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

HOOKER FURNITURE CORPORATION

By:	/s/ Paul B. Toms, Jr.
Name: Paul B. Toms, Jr.
Title: Chairman, Chief Executive Officer

SIGNATURE PAGE TO ASSET
PURCHASE AGREEMENT

HOME MERIDIAN INTERNATIONAL, INC.

By:	/s/ Douglas Townsend
Name: Douglas Townsend
Title: Executive Vice President

SIGNATURE PAGE TO ASSET
PURCHASE AGREEMENT